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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SELECT INCOME REIT,

SC MERGER SUB LLC

and

COLE CORPORATE INCOME TRUST, INC.

dated as of

AUGUST 30, 2014

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of AUGUST 30, 2014, is by and among SELECT INCOME REIT, a Maryland real estate investment trust ("Parent"), SC MERGER SUB, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent ("Merger Sub"), and COLE CORPORATE INCOME TRUST, INC., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (the "Company"). All capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and collectively as the "Parties".

RECITALS

        WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MLLCA"), with each share of Company Common Stock issued and outstanding immediately prior to the Effective Time being converted into the right to receive the Merger Consideration;

        WHEREAS, the Company Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) duly and validly authorized the execution and delivery of this Agreement, (c) directed that the Merger and such other transactions be submitted for consideration at the Company Stockholder Meeting and (d) resolved to recommend that the Company's stockholders vote in favor of the approval of the Merger and such other transactions (the "Company Board Recommendation") and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, the Parent Board has (a) determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (b) duly and validly authorized the execution and delivery of this Agreement and (c) resolved to recommend that holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement;

        WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement and condition to the Company's willingness to enter into this Agreement, certain shareholders of Parent are each entering into voting agreements with the Company, pursuant to which such shareholders have agreed on the terms and conditions set forth therein, to vote the Parent Common Shares held by them in favor of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement (together, the "Parent Voting Agreements");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for the Merger for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

 AGREEMENT

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions.    For the purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable to Parent and the other Parent Entities, on the one hand, and the Company and the other Company Entities, on the other hand, than those contained in the Parent Confidentiality Agreement (with respect to Parent and the other Parent Entities) and the Company Confidentiality Agreement (with respect to the Company or the other Company Entities); provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain comparable standstill provisions if Parent or the Company, as applicable, (a) waives the standstill provisions in the Parent Confidentiality Agreement or the Company Confidentiality Agreement, as applicable, in favor of the other parties thereto or (b) similarly modifies the standstill provisions in the Parent Confidentiality Agreement or the Company Confidentiality Agreement applicable to the other parties thereto.

        "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

        "Associate" of a specified Person means (a) any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or subsidiaries.

        "Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of ERISA Section 3(37)) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, equity or equity-based compensation, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA and whether or not in writing.

        "Business Day" means any day other than (a) a Saturday or a Sunday or (b) a day on which the SEC or the banking institutions in the city of New York, New York are authorized or required by Law to be closed.

        "Code" means the U. S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

        "Company Advisor" means Cole Corporate Income Advisors, LLC, a Delaware limited liability company.

        "Company Advisor Group" means the Company Advisor, any Affiliate of the Company or the Company Advisor or any Associate of any of the foregoing.

        "Company Board" means the board of directors of the Company.

        "Company Bylaws" means the bylaws of the Company, as amended.

        "Company Charter" means the charter of the Company, as amended, in effect on the date hereof.

        "Company Common Stock" means the common stock, $0.01 par value per share, of the Company.

        "Company Confidentiality Agreement" means the Confidentiality Agreement, dated April 26, 2014, between Parent and the Company, concerning the disclosure of certain information regarding the Company, as amended, modified or supplemented from time to time.

        "Company DRIP" means any distribution reinvestment plan of the Company, including the distribution reinvestment plan of the Company described in the Company's prospectus dated September 26, 2013.

        "Company Entities" means the Company and the Company Subsidiaries.

        "Company Equity Interests" means the issued or unissued capital stock, shares of beneficial interest, partnership interests, limited liability company member interests or similar interests (whether or not having voting rights) of the Company or any Company Subsidiary.

        "Company Expense Amount" means the Expenses of the Company in an aggregate amount not to exceed $20,000,000.

        "Company Governing Documents" means the Company Charter and the Company Bylaws.

        "Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other Transactions, other than for purposes of Section 4.5 and Section 8.2(a) to the extent related to Section 4.5, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and the Company Subsidiaries operate.

        "Company Operating Partnership" means Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership.

        "Company Significant Subsidiary" means any Company Subsidiary that is material or constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Company Share Redemption Program" means any redemption program of the Company relating to any class of equity security, including the share redemption program described in the Company's prospectus dated May 1, 2013, as supplemented.

        "Company Stockholder Approval" means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger and the other Transactions.

        "Company Stockholder Meeting" means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

        "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) the Company and/or any Person that is a Company Subsidiary by reason of the application of clause (a) or clause (c) of this definition of "Company Subsidiary" is a general partner, manager, managing member or the equivalent or (c) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Environmental Law" means any applicable federal, state or local governmental law, rule, regulation or ordinance, or common law, relating to protection or preservation of the environment, natural resources (including flora and fauna) and human health, including but not limited to, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 etseq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act as amended (15 U.S.C. Sections 2601 etseq.), and the Clean Water Act, as amended (33 U.S.C. Sections 1251 et seq.).

        "Environmental Permit" means any permit, license, authorization or approval issued by a Governmental Entity and required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means, as applied to a Party, any Person that is or has been in the five year period ending with the Closing Date treated as a single employer with such Party or any Subsidiary of such Party under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Ratio" means 0.360 Parent Common Shares, as adjusted in accordance with Section 3.1(d), Section 6.1(a)(iii) and Section 6.2(a)(iii).

        "Existing Credit Agreement" means that certain Credit Agreement, dated as of October 25, 2013, by and among the Company Operating Partnership, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, Regions Bank and U.S. Bank National Association, as Co-Documentation Agents and the other lenders party thereto.

        "Expenses" of a Party means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Subsidiaries) incurred by the Party or any of its Subsidiaries, or on its behalf, in connection with or related to (a) the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, (b) the preparation, printing and filing of the Form S-4, (c) the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, (d) the solicitation of shareholder and stockholder approvals, (e) engaging the services of the Exchange Agent, (f) obtaining third-party consents, (g) making other filings with the SEC, (h) the Healthcare Properties Sale, (i) the Financing or (j) the closing of the Merger and the other Transactions.

        "Financing Sources" means the Persons that at any time commit to provide or otherwise enter into agreements in connection with the Financing, Alternate Financing or other financings in connection with the Transactions, and any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates and Representatives involved in the Financing, Alternate Financing or other alternative financing in connection with the Transactions and their successors and assigns, in each case, other than Parent or any of its Affiliates.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Entity" means any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission (including the IRS and any other U.S. federal authority, board, bureau, agency, commission or other body and any state, local and/or foreign Tax authority, board, bureau, agency, commission or other body) or self- regulatory organization.

        "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is regulated, classified, listed or defined under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

        "Healthcare Properties" means those Company Properties set forth on Exhibit E hereto.

        "Healthcare Properties Sale" means the sale of the Healthcare Properties by the Surviving Entity to SNH contemplated to occur pursuant to the terms of that certain purchase and sale agreement, dated as of the date hereof, by and between Merger Sub and SNH, a true, correct, complete and executed copy of which has been made available to the Company.

        "HPC REIT" means HPC Highway 249 REIT, LLC.

        "Indebtedness" means with respect to any Person, without duplication, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances or letters of credit, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions and (g) any guarantee (other than customary non-recourse carve-out or "badboy" guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

        "Intellectual Property" means all U.S. or foreign intellectual property, including: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) and (f) domain name registrations.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IRS" means the United States Internal Revenue Service or any successor agency.

        "Joint Proxy Statement" means a joint proxy statement/prospectus in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

        "Knowledge" and "Known" will be deemed to be, as the case may be, the actual knowledge after reasonable inquiry of (a) with respect to Parent or Merger Sub, those individuals listed on Section 1.1 of the Parent Disclosure Letter, or (b) with respect to the Company, those individuals listed on Section 1.1 of the Company Disclosure Letter.

        "Law" means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

        "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Outside Date" means March 31, 2015.

        "Parent Board" means the board of trustees of Parent.

        "Parent Bylaws" means the bylaws of Parent, as amended.

        "Parent Charter" means the declaration of trust of Parent, as amended and supplemented, in effect on the date hereof.

        "Parent Common Shares" means the common shares of beneficial interest, $0.01 par value per share, of Parent.

        "Parent Confidentiality Agreement" means the letter agreement, dated June 4, 2014, between Parent and the Company, concerning the disclosure of certain information regarding Parent, as amended, modified or supplemented from time to time.

        "Parent Entities" means Parent and the Parent Subsidiaries, including Merger Sub.

        "Parent Equity Interests" means the issued or unissued shares of beneficial interest, capital stock, partnership interests, limited liability company member interests or similar interests (whether or not having voting rights) of Parent or any Parent Significant Subsidiary.

        "Parent Expense Amount" means the Expenses of Parent in an aggregate amount not to exceed $20,000,000.

        "Parent Financial Advisor" means UBS Securities LLC.

        "Parent Governing Documents" means the Parent Charter and the Parent Bylaws.

        "Parent Manager" means Reit Management & Research LLC, a Delaware limited liability company.

        "Parent Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Parent Parties to consummate the Merger before the Outside Date; provided, however, that for purposes of clause (a) of this definition, "Parent Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur, in each case, to the extent arising out of or resulting from (i) any failure, in and of itself, of Parent to meet any internal or external projections or forecasts or any decrease, in and of itself, in the market price of the Parent Common Shares (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any change in the general conditions that affects the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Merger or the other Transactions, other than for purposes of Section 5.5 and Section 8.3(a) to the extent related to Section 5.5, (vii) the negotiation, execution or announcement of, agreements for, or the consummation or anticipation of, the Financing or the Healthcare Properties Sale, (viii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, (ix) earthquakes, hurricanes, floods or other natural disasters, (x) any damage or destruction of any material Parent Property that is (A) substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such material Parent Property or any significant portion thereof or (xi) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (ix), (x) and (xi) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies operating in the industries in which Parent and the Parent Subsidiaries operate; provided, however, that for purposes of Section 8.3(c), below, a Parent Material Adverse Effect shall be determined based on the combined business of Parent and the Company, on a consolidated basis, following the Closing; provided, further that for purposes of Section 8.3(c), subsection (vii) of the proviso of the exceptions to the definition of Parent Material Adverse Effect shall be ignored.

        "Parent Parties" means Parent and Merger Sub, collectively.

        "Parent Shareholder Approval" means the affirmative vote of a majority of votes cast by the holders of the outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting to approve the issuance of Parent Common Shares in the Merger as contemplated by this Agreement.

        "Parent Shareholder Meeting" means the meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

        "Parent Significant Subsidiary" means any Parent Subsidiary that is material or constitutes a "significant subsidiary" of Parent within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

        "Parent Subsidiary" means any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Parent, directly or indirectly, owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (a) or clause (c) of this definition of "Parent Subsidiary" is a general partner, manager, managing member or the equivalent, or (c) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

        "Parent Termination Payment" means $75,000,000 less the amount, if any, of the Parent Expense Amount previously paid by the Company to Parent.

        "Per Share Cash Amount" means $10.50 in cash without interest, as adjusted in accordance with Section 3.1(d) and Section 6.1(a)(iii).

        "Person" means a natural person, partnership, corporation, real estate investment trust, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Representatives" means, when used with respect to any Person, such Person's directors, trustees, officers, employees, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and other representatives.

        "Required Information" means (a) the Company Financial Statements, (b) all other financial statements regarding the Company and the Company Subsidiaries that are (i) reasonably requested by Parent (including on behalf of the Financing Sources), (ii) within the Company's control and (iii) customarily prepared by the Company or the Company Subsidiaries or for the Company in the ordinary course of business, (c) all other financial statements, pro forma financial information, financial data, projections, audit reports and other information regarding the business of the Company and the Company Subsidiaries as may be required under the Commitment Letter or would be customarily included or incorporated in any Offering Materials used to syndicate credit facilities or offer securities of the type to be included in the Financing, or as otherwise reasonably required by Parent in connection with the Financing or as otherwise necessary in order for Parent to receive customary "comfort" letters (including "negative assurances" and pro forma financial statement comfort) on the financial statements, information and data relating to the Company and the Company Subsidiaries included or incorporated into any Offering Materials for the Financing from the Company's and the Company Subsidiaries' independent accountants in connection with any offering(s) of securities included in the Financing, in form and substance customary for securities offerings of such type and which such accountants are prepared to issue upon completion of customary procedures, and (d) all financial statements necessary to update the Company Financial Statements or such other financial statements (and which updating financial statements shall be prepared on a basis consistent with the financial statements they are updating, including compliance with GAAP and the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as applicable) so that at no time will the Company Financial Statements or such other financial statements be "stale" under the rules of Regulation S-X as they would be applied to the Offering Materials as if the Offering Materials were a registration statement filed by Parent.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the United States Securities and Exchange Commission (including the staff thereof).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SNH" means Senior Housing Properties Trust, a Maryland real estate investment trust.

        "Special Distribution" means any distribution (above and beyond that permitted by, as applicable, Section 6.1(a)(iii) or Section 6.2(a)(iii), in each case without regard to the proviso therein for Special Distributions) to the extent reasonably necessary for an entity taxable as a REIT to maintain its status as a REIT under the Code or applicable state Law or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        "Subsidiary" means any Company Subsidiary or Parent Subsidiary, as applicable.

        "Tax" or "Taxes" means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any report, document, return, certificate, claim for refund, election, estimated tax filing, declaration, or other information or filing required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Transactions" means the transactions contemplated by this Agreement, but not including the Healthcare Properties Sale.

        Section 1.2    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Acquisition Agreement"	Section 6.3(d)
"Additional Shortfall"	Section 3.2(b)(iii)
"Adverse Recommendation Change"	Section 6.3(d)
"Agreement"	Preamble
"Alternate Financing"	Section 7.10(c)
"Articles of Merger"	Section 2.3
"Book-Entry Share"	Section 3.1(b)
"Cash Consideration"	Section 3.1(a)(ii)(A)

"Cash Election"	Section 3.1(a)(ii)(A)
"Cash Election Number"	Section 3.2(b)(ii)
"Cash Election Shares"	Section 3.1(a)(ii)(A)
"Certificate"	Section 3.1(b)
"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Commitment Letter"	Section 5.28(a)
"Company"	Preamble
"Company Advisor Related Agreement"	Section 4.23
"Company Agreements"	Section 4.13(a)
"Company Board Recommendation"	Recitals
"Company Disclosure Letter"	Article IV
"Company Financial Advisor"	Section 4.20
"Company Financial Statements"	Section 4.6
"Company Leases"	Section 4.18(e)
"Company Material Contract"	Section 4.13(b)
"Company Pending Acquisitions"	Section 6.1(a)(vi)
"Company Permits"	Section 4.17(b)
"Company Permitted Liens"	Section 4.18(b)
"Company Preferred Stock"	Section 4.2(a)
"Company Property(ies)"	Section 4.18(a)
"Company SEC Documents"	Section 4.6
"Company Subsidiary Partnership"	Section 4.12(g)
"Company Tax Protection Agreements"	Section 4.12(g)
"Company Tax Representation Letter"	Section 6.1(b)
"Company Third Party"	Section 4.18(h)
"Company Title Insurance Policy(ies)"	Section 4.18(j)
"Company Voting Debt"	Section 4.2(a)
"Competing Proposal"	Section 6.3(g)
"Covered Persons"	Section 7.5(a)
"D&O Insurance"	Section 7.5(d)
"Effective Time"	Section 2.3
"Election"	Section 3.3(a)
"Election Deadline"	Section 3.3(d)
"Exchange Agent"	Section 3.3(d)
"Exchange Agent Agreement"	Section 3.3(d)
"Exchange Fund"	Section 3.4
"Financing"	Section 5.28(a)
"Form of Election"	Section 3.3(b)
"Holder"	Section 3.3
"Indemnification Agreements"	Section 7.5(a)
"Interim Period"	Section 6.1(a)
"Legal Proceeding"	Section 4.10
"Mailing Date"	Section 3.3(c)
"Master Leases"	Section 4.18(e)
"Maximum Cash Conversion Number"	Section 3.2(a)(i)
"Merger"	Recitals
"Merger Consideration"	Section 3.1(a)(ii)
"Merger Sub"	Preamble
"MGCL"	Recitals
"Minimum Cash Conversion Number"	Section 3.2(a)(ii)

"Minimum Cash Conversion Number Shortfall"	Section 3.2(b)(iii)
"MLLCA"	Recitals
"Moody's"	Section 7.10(d)
"Necessary Financing"	Section 7.10(a)
"New Commitment Letter"	Section 7.10(c)
"Non-Electing Shares"	Section 3.1(a)(ii)(C)
"Offering Materials"	Section 7.10(d)
"Parent"	Preamble
"Parent Agreements"	Section 5.13(a)
"Parent Disclosure Letter"	Article V
"Parent Financial Statements"	Section 5.6
"Parent Leases"	Section 5.18(e)
"Parent Material Contract"	Section 5.13(b)
"Parent Permits"	Section 5.17(b)
"Parent Permitted Liens"	Section 5.18(b)
"Parent Property(ies)"	Section 5.18(a)
"Parent SEC Documents"	Section 5.6
"Parent Subsidiary Partnership"	Section 5.12(g)
"Parent Tax Protection Agreements"	Section 5.12(g)
"Parent Tax Representation Letter"	Section 6.2(b)
"Parent Third Party"	Section 5.18(h)
"Parent Title Insurance Policy(ies)"	Section 5.18(j)
"Parent Voting Agreements"	Recitals
"Parent Voting Debt"	Section 5.2(a)
"Party(ies)"	Preamble
"Payoff Letters"	Section 7.10(e)
"Qualified REIT Subsidiary"	Section 4.1(c)
"Qualifying Income"	Section 9.3(d)(i)
"Redacted Fee Letter"	Section 5.28(a)
"Refinancing"	Section 7.10(e)
"REIT"	Section 4.12(b)
"S&P"	Section 7.10(d)
"SDAT"	Section 2.3
"Seller Parties"	Section 10.12(d)
"Share Consideration"	Section 3.1(a)(ii)(B)
"Share Election"	Section 3.1(a)(ii)(B)
"Share Election Shares"	Section 3.1(a)(ii)(B)
"Superior Proposal"	Section 6.3(g)
"Surviving Entity"	Section 2.1
"Takeover Statutes"	Section 4.27
"Taxable REIT Subsidiary"	Section 4.1(c)
"Termination Agreement"	Section 4.23
"Termination Payee"	Section 9.3(d)(i)
"Termination Payor"	Section 9.3(d)(i)
"Transfer Taxes"	Section 10.4

        Section 1.3    Interpretation.    When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the "Surviving Entity"), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

        Section 2.2    Closing.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, 23rd Floor, Boston, MA 02116, on the second Business Day following the satisfaction or (to the extent permitted by Law) waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided however, that, unless otherwise agreed to in writing by the Parties, the Closing shall not occur prior to January 2, 2015. The date on which the Closing actually takes place is referred to as the "Closing Date."

        Section 2.3    Effective Time.    On the Closing Date, the Company, Parent and Merger Sub shall cause articles of merger with respect to the Merger (the "Articles of Merger") to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL and the MLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL and the MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (such date and time being hereinafter referred to as the "Effective Time").

        Section 2.4    Governing Documents.    At the Effective Time, the articles of organization and the limited liability company operating agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the articles of organization and the limited liability company operating agreement of the Surviving Entity, until thereafter amended, subject to Section 7.5, in accordance with applicable Law and the applicable provisions of such articles of organization and limited liability company operating agreement.

        Section 2.5    Directors and Officers of the Surviving Entity.    The directors of Merger Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Entity as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be and become the officers of the Surviving Entity as of the Effective Time.

        Section 2.6    Tax Consequences.    It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code. It is further intended that this Agreement constitute a "binding contract" for "fixed consideration" pursuant to Treasury Regulations Section 1.368-1(e)(2) and that the continuity of interest requirement under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code be measured in accordance with such regulation by valuing the Merger Consideration based on the closing price of the Parent Common Shares on the last full trading day ending immediately prior to the date of this Agreement.

        Section 2.7    Subsequent Actions.    If at any time after the Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and directors of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE III

TREATMENT OF SECURITIES

        Section 3.1    Effect of the Merger.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

            (i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

           (ii)  Subject to Section 3.1(d) and Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a)(i)) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 3.3, into the right to receive the following consideration, as modified pursuant to Section 3.2 (collectively, the "Merger Consideration"), in each case without interest:

            (A)  for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to this Article III (a "Cash Election" and such shares collectively, the "Cash Election Shares"), the right to receive in cash from Parent an amount (the "Cash Consideration") equal to the Per Share Cash Amount;

            (B)  for each share of Company Common Stock with respect to which an election to receive Parent Common Shares has been effectively made and not revoked or deemed revoked pursuant to this Article III (a "Share Election" and such shares collectively, the "Share Election Shares"), the right to receive from Parent a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the Exchange Ratio (the "Share Consideration"); and

            (C)  for each share of Company Common Stock other than Cash Election Shares and Share Election Shares (collectively, the "Non-Electing Shares"), the right to receive from Parent the Share Consideration.

        (b)   All shares of Company Common Stock, when so converted pursuant to Section 3.1(a)(ii) (as modified by Section 3.2), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") or book-entry share registered in the transfer books of the Company (a "Book-Entry Share") that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.13, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock have been converted pursuant to Section 3.1(a)(ii) (as modified by Section 3.2) together with the amounts, if any, payable pursuant to Section 3.7.

        (c)   All membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the only issued and outstanding membership interests in the Surviving Entity.

        (d)   Without limiting the other provisions of this Agreement and subject to Section 6.1(a)(ii) and Section 6.1(a)(iii), if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the shares of Company Common Stock, or make a dividend or other distribution in shares of Company Common Stock (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parent Parties hereunder), the Merger Consideration shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(a)(ii) and Section 6.2(a)(iii), if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Shares, or make a distribution in Parent Common Shares (including any dividend or other distribution of securities convertible into Parent Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Merger Consideration shall be ratably adjusted to reflect any such change.

        Section 3.2    Proration Modifications.

        (a)   Notwithstanding any other provision contained in this Agreement:

            (i)  the maximum aggregate number of shares of Company Common Stock that may be converted into the right to receive the Cash Consideration pursuant to this Article III shall be equal to the product (rounded down to the nearest whole share) of (A) sixty percent (60%) multiplied by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Maximum Cash Conversion Number");

           (ii)  the minimum aggregate number of shares of Company Common Stock that will be converted into the right to receive the Cash Consideration pursuant to this Article III shall be equal to the product (rounded up to the nearest whole share) of (A) forty percent (40%) multiplied by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Minimum Cash Conversion Number"); and

          (iii)  if the Cash Elections and Share Elections would result in the payment by Parent of Cash Consideration in respect of a number of shares of Company Common Stock greater than the

  Maximum Cash Conversion Number or less than the Minimum Cash Conversion Number, the Cash Consideration and Share Consideration shall be allocated among former holders of Company Common Stock as set forth in Section 3.2(b).

        (b)   Within two (2) Business Days after the Effective Time, Parent shall instruct the Exchange Agent to effect the allocation among former holders of Company Common Stock of rights to receive the Cash Consideration and the Share Consideration as follows:

            (i)  If the Cash Election Number is less than or equal to the Maximum Cash Conversion Number and greater than or equal to the Minimum Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and Share Election Shares shall be converted into the right to receive the Share Consideration, in each case in accordance with Section 3.1(a)(ii).

           (ii)  If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Maximum Cash Conversion Number, then (A) all Share Election Shares and all Non-Electing Shares shall be converted into the right to receive the Share Consideration in accordance with Section 3.1(a)(ii)(B) and Section 3.1(a)(ii)(C), respectively and (B) Cash Election Shares held by a holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Maximum Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Share Consideration.

          (iii)  If the Cash Election Number is less than the Minimum Cash Conversion Number (the amount of such difference, the "Minimum Cash Conversion Number Shortfall"), then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration in accordance with Section 3.1(a)(ii)(A), (B)(1) if the aggregate number of all Non-Electing Shares is less than or equal to the Minimum Cash Conversion Number Shortfall, all Non-Electing Shares shall be converted into the right to receive the Cash Consideration or (2) if the aggregate number of all Non-Electing Shares is more than the Minimum Cash Conversion Number Shortfall, the Non-Electing Shares held by a holder shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Electing Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Electing Shares held by such holder by (y) a fraction, the numerator of which is Minimum Cash Conversion Number Shortfall and the denominator of which is the aggregate number of all Non-Electing Shares, with the remaining number of such holder's Non-Electing Shares being converted into the right to receive the Share Consideration and (C)(1) if the Cash Election Number plus the aggregate number of all Non-Electing Shares is less than the Minimum Cash Conversion Number (the amount of such difference, the "Additional Shortfall"), Share Election Shares held by a holder will be converted into the right to receive the Cash Consideration in respect of that number of Share Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Share Election Shares held by such holder by (y) a fraction, the numerator of which is the Additional Shortfall and the denominator of which is the Share Election Number, with the remaining number of such holder's Share Election Shares being converted into the right to receive the Share Consideration, and (2) if there is no Additional Shortfall, all Share Election Shares shall be converted into the right to receive the Share Consideration in accordance with Section 3.1(a)(ii)(B).

        Section 3.3    Election Procedures.    Each holder of record of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (a "Holder") shall have the right,

subject to the limitations set forth in this Article III, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

        (a)   Each Holder may specify in a request made in accordance with the provisions of this Section 3.3 (an "Election") (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Share Election and (ii) the number of other shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election; provided, that, for the avoidance of doubt, a Holder may not make both a Share Election and a Cash Election with respect to the same share of Company Common Stock owned by such Holder.

        (b)   Prior to effectiveness of the Form S-4, Parent shall prepare and file as an exhibit thereto a form reasonably acceptable to the Company (the "Form of Election"), which shall be mailed by the Company to record holders of Company Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

        (c)   The Company shall mail or cause to be mailed or delivered, as applicable, the Form of Election to record holders of shares of Company Common Stock as of the record date for the Company Stockholder Meeting not less than twenty (20) Business Days prior to the anticipated Election Deadline (the "Mailing Date"). Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of Company Common Stock during the period following the record date for the Company Stockholder Meeting and prior to the Election Deadline.

        (d)   Prior to the Mailing Date, Parent shall appoint an exchange agent, which shall be an agent reasonably acceptable to the Company (the "Exchange Agent"), for the purpose of receiving Elections and transferring Book-Entry Shares and exchanging shares of Company Common Stock represented by Certificates for Merger Consideration, pursuant to an exchange agent agreement reasonably acceptable to Parent and the Company entered into prior to the Mailing Date (the "Exchange Agent Agreement"). Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed, with such Form of Election either electing to transfer Book-Entry Shares or accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Certificates covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by the Company and Parent, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the Business Day immediately prior to the Company Stockholder Meeting.

        (e)   Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such Election. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Parent or the Company that this Agreement has been terminated in accordance with Article IX. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Company Common Stock (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any stockholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

        (f)    Subject to the terms of the Exchange Agent Agreement, Parent and the Company, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.2, (ii) the issuance and delivery of certificates representing the number of Parent Common Shares into which shares of Company Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional Parent Common Shares.

        Section 3.4    Deposit of Merger Consideration.    At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, at the Effective Time, for exchange in accordance with this Article III, (a) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 3.1(a) equal to the aggregate Share Consideration and (b) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 3.13) (collectively, the "Exchange Fund") and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity. Interest and other income on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Entity and shall be paid to Parent or the Surviving Entity, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy Parent's obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

        Section 3.5    Delivery of Merger Consideration.    As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration, in such form as the Company and Parent may reasonably agree. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Share for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration (which, to the extent it is Share Consideration, shall be in non-certificated book-entry form) in respect of the shares of Company

Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or transfer of Book-Entry Shares.

        Section 3.6    Share Transfer Books.    At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

        Section 3.7    Dividends with Respect to Parent Common Shares.    No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Parent Common Shares issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of Book-Entry Shares in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificates (or affidavit of loss in lieu thereof) or transfer of Book-Entry Shares there shall be paid to the record holder of the Parent Common Shares, if any, issued in exchange therefor, without interest, (a) all dividends and other distributions payable in respect of any such Parent Common Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender or transfer payable with respect to such Parent Common Shares.

        Section 3.8    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to Parent Common Shares) to which they are entitled under this Article III shall thereafter look only to Parent and the Surviving Entity for payment of their claims with respect thereto.

        Section 3.9    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any cash that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        Section 3.10    Withholding Rights.    Each Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this

Agreement such amounts or property (or portions thereof) as such Parent Party, the Company, the Surviving Entity or the Exchange Agent determines it is required to deduct and withhold with respect to the making of such payment or distribution under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. In the case of any noncash payment or distribution, the applicable withholding party may collect the amount required to be withheld by reducing to cash for remittance to the appropriate Governmental Entity a sufficient portion of the property that the recipient would otherwise receive or own if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, and the recipient Party will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by a Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent Party, the Company, the Surviving Entity or the Exchange Agent, as applicable.

        Section 3.11    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

        Section 3.12    Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions contemplated by this Agreement.

        Section 3.13    Fractional Shares.    No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or with respect to transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive (aggregating for this purpose all the Parent Common Shares such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a Parent Common Share, multiplied by (b) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as set forth in (a) the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Company SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.2 and (b) the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (it being agreed that any disclosure set forth in the Company Disclosure

Letter shall only qualify or modify the Section(s) or subsection(s) of this Article IV it expressly references and any other Section or subsection of this Article IV to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), the Company represents and warrants to Parent and Merger Sub as set forth in this Article IV.

        Section 4.1    Organization and Qualification; Subsidiaries.

        (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.1(a) of the Company Disclosure Letter, the Company has delivered to or made available to Parent and Merger Sub, prior to the execution of this Agreement, true, correct and complete copies of (i) the Company Governing Documents, as in effect on the date hereof and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of Company Common Stock, the Company Board and all committees of the Company Board, in each case since January 1, 2011 through August 30, 2014. The Company is in compliance with the terms of the Company Governing Documents.

        (b)   Section 4.1(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary and the name of the holder of each such interest, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be duly organized, validly existing and in good standing or to have such power and authority as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.1(b) of the Company Disclosure Letter, the Company has made available to Parent correct and complete copies of (i) the constituent organizational or governing documents of each Company Subsidiary, as in effect on the date of this Agreement, and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of any Company Equity Interests of such Company Subsidiary and the board of directors (or other governing body or Person(s) performing similar functions) of such Company Subsidiary and all committees thereof, in each case since January 1, 2011 through August 30, 2014. Each Company Significant Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each other Company Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (c)   Section 4.1(c) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Company Subsidiary that is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code ("Qualified REIT Subsidiary") or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code ("Taxable REIT Subsidiary").

        (d)   Except as set forth in Section 4.1(d) of the Company Disclosure Letter, the Company has not exempted any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the Company Charter, which exemption or Excepted Holder Limit is currently in effect.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 490,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). At the close of business on August 30, 2014, (A) 197,817,958.29 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Preferred Stock were issued or outstanding. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Company Voting Debt") of the Company or any Company Subsidiary issued and outstanding. There are no (1) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to any Company Equity Interests, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any Company Equity Interests or Company Voting Debt of the Company or any Company Subsidiary or securities convertible into or exchangeable for such interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (2) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Interests, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary, other than repurchases to be made under the Company Share Redemption Program currently in effect as reflected on Section 4.2(a) of the Company Disclosure Letter.

        (b)   There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Common Stock or any Company Equity Interest. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests.

        (c)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Company Equity Interests in any Company Subsidiary. Except for the securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, neither the Company nor any Company Subsidiary, directly or indirectly, owns any securities or other ownership interests in any Person.

        (d)   The partners of the Company Operating Partnership, and the number of partnership units held by each such partner in the Company Operating Partnership, are as follows: the Company, as general partner, holds 99.99% of the partnership units and CRI CCIT, LLC, a wholly owned Company Subsidiary, as limited partner, holds 0.01% of the partnership units.

        Section 4.3    Authorization; Validity of Agreement; Company Action.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations hereunder and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the MGCL, the MLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any of its "affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of Parent.

        Section 4.4    Board Approval.    The Company Board, at a duly called and held meeting, has unanimously (a) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (b) directed that the Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (c) resolved to recommend that the holders of shares of Company Common Stock vote in favor of the approval of the Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 6.3.

        Section 4.5    Consents and Approvals; No Violations.    Except as set forth in Section 4.5 of the Company Disclosure Letter, none of the execution and delivery of this Agreement by the Company, the performance of or compliance with this Agreement, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) assuming receipt of the Company Stockholder Approval, conflict with, result in any breach of or violate any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with any applicable requirements of the Exchange Act and the Securities Act, (ii) any filings as may be required under the MGCL or the MLLCA in connection with the Merger, (iii) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of, or any loss of any benefit or increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any of the terms, conditions or provisions of any Company Agreement, Company Lease or Master Lease or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in respect of clauses (b), (c) or (d) where (x) such failures to obtain such permits, authorizations, consents or approvals, (y) such failures to make such filings or (z) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.6    Company SEC Documents and Financial Statements.    The Company has timely filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). No Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (collectively, the "Company Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or Regulation S-X under the Exchange Act, which such adjustments are not, in the aggregate, material to the Company), and comply or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations of the SEC thereunder and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders' equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount)). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company or to be filed by the Company with the SEC, and the Company has not entered into any transactions (and no transactions are probable), except for the Transactions, that, individually or in the aggregate, would require the Company to file pro forma financial statements with the SEC. Except as required by GAAP and disclosed in the Company SEC Documents, since January 1, 2011, the Company has not made or adopted any material change in its accounting methods, practices or policies. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the

subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

        Section 4.7    Internal Controls; Sarbanes-Oxley Act.    Since January 1, 2011, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company's disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Company management's most recently completed evaluation of the Company's internal control over financial reporting, (a) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company's ability to record, process, summarize and report financial information and (b) the Company does not have any Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2011, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. For the purposes of this Section 4.7, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

        Section 4.8    Absence of Certain Changes.

        (a)   Except as contemplated by this Agreement, as set forth in Section 4.8(a) of the Company Disclosure Letter, or as set forth in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        Section 4.9    No Undisclosed Liabilities.    Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement and (d) those liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements or other Company SEC Documents.

        Section 4.10    Litigation.    With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 4.15, as of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a "Legal Proceeding"), pending against (or to the Company's Knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any of their respective assets, rights or properties, or any executive officer or director of the Company (in their capacity as such) nor, to the Knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, any Company Subsidiary or any of their respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither the Company nor any of the Company Subsidiaries has, or has ever had, any employees.

        (b)   Neither the Company, nor any of the Company Subsidiaries nor any ERISA Affiliate of the Company (i) have, or are required to have, any Benefit Plans, (ii) have ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.12    Taxes.

        (a)   The Company and each Company Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. The Company and each Company Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by the Company and/or each Company Subsidiary with respect to the taxable years ending on or after December 31, 2011 have been provided to Parent prior to the date hereof.

        (b)   Each of the Company and HPC REIT: (i) for each of its taxable years commencing with, in the case of the Company its taxable year ended December 31, 2011, and in the case of HPC REIT its taxable year ended December 31, 2007, and through and including its taxable year ending December 31, 2013 (and, if the Closing Date occurs after December 31, 2014, through and including its taxable year ending December 31, 2014) has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a "REIT") and has satisfied all requirements to qualify, and has so qualified, as a REIT for such years; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification or taxation as a REIT or a challenge by the IRS or any other Governmental Entity to its status as a REIT under the Code and (iii) intends, between the date hereof and the Effective Time, to continue to operate in such a manner as to qualify for taxation as a REIT under the Code in the case of the Company for its taxable year that will end with the Merger and in the case of HPC REIT for its entire taxable year that includes the Closing Date. No challenge to the Company's or HPC REIT's status as a REIT is pending or, to the Company's Knowledge, has been threatened.

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries. The Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Other than HPC REIT, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly any interest (other than solely through one or more Taxable REIT Subsidiaries) that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. Other than HPC REIT, each Company Subsidiary and each other entity in which the Company holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a corporation for U.S. federal income tax purposes, either (i) qualifies as a Qualified REIT Subsidiary, (ii) has timely jointly elected with the Company or with HPC REIT, as applicable, to be treated as a Taxable REIT Subsidiary under Section 856(l) of the Code effective as of the later of the date such Company Subsidiary or other entity was formed or the date such Company Subsidiary or other entity was acquired (directly or indirectly) by the Company or HPC REIT, as applicable, or (iii) is an automatic Taxable REIT Subsidiary under Section 856(l)(2) of the Code.

        (e)   Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) and 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7) as applied to either the Company or HPC REIT, nor has any of them disposed of any such asset during its current taxable year.

        (f)    The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Company Tax Protection Agreements (as defined herein) in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of the Company threatened to raise, a material claim against the Company, HPC REIT, or any other Company Subsidiary for any breach of any Company Tax Protection Agreement or a claim that the Transactions will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement. As used herein, "Company Tax Protection Agreements" means any agreement to which the Company, HPC REIT, or any other Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt and/or (iv) any other agreement that would require any Company Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Company Subsidiary Partnership or the holder of interests in such Company Subsidiary Partnership in connection with any transaction or other action. As used herein, "Company Subsidiary Partnership" means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.

        (h)   There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither the Company nor any Company Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (k)   Neither the Company nor any of the Company Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution intended to qualify in whole or in part under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

        (l)    As of December 31 of each taxable year of the Company from and since the Company's taxable year ended December 31, 2011, and as of the date hereof, neither the Company nor any Company Subsidiary (other than Taxable REIT Subsidiaries of the Company and Taxable REIT Subsidiaries of HPC REIT) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code. As of December 31 of each taxable year of HPC REIT from and since HPC REIT's taxable year ended December 31, 2007, and as of the date hereof, neither HPC REIT nor any subsidiary of HPC REIT (other than Taxable REIT Subsidiaries of HPC REIT) had, or has, any current or accumulated earnings and profits attributable to the Company or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since the Company's date of formation, the Company has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. The Company has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any Company Subsidiary. Since HPC REIT's date of formation, HPC REIT has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. HPC REIT has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon HPC REIT.

        (n)   The Company is a "domestically controlled qualified investment entity" within the meaning of Section 897(h)(4)(B) of the Code and a "domestically controlled REIT" within the meaning of Section 1.897-1(c)(2)(i) of the Treasury Regulations.

        (o)   No material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP). Neither the Company nor any Company Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (p)   Neither the Company nor any Company Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

        (q)   Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (r)   Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (s)   To the Company's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.13    Contracts.

        (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 4.13(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound (the "Company Agreements") which, to the Company's Knowledge and as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the Exchange Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K of the Exchange Act;

          (iii)  obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within sixty (60) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or any Master Lease;

          (iv)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or Parent Subsidiaries, or which restricts the conduct of any business conducted by the Company or any Company Subsidiary or any geographic area in which the Company or any Company Subsidiary may conduct business, except for any Company Lease or any Master Lease;

           (v)  obligates the Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than the Company Charter, the Company Bylaws, the articles or certificates of incorporation, bylaws, operating agreements (or comparable organizational or governing documents) of any Company Subsidiary;

          (vi)  constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

         (vii)  would prohibit or materially delay the consummation of the Merger or the other Transactions;

        (viii)  (A) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or Master Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Company Property or obligates the Company or any Company Subsidiary to acquire, sell or enter into any lease for any real property or (C) involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any Master Lease affecting any Company Property;

          (ix)  constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

           (x)  relates to a joint venture, partnership, strategic alliance or similar arrangement or relates to or involves a sharing of revenues, profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person;

          (xi)  contains restrictions on the ability of the Company or any Company Subsidiary to pay dividends or distributions;

         (xii)  is with a Governmental Entity, except for any Company Lease or any Master Lease; or

        (xiii)  constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties).

        (b)   Each Company Agreement of the type described above in Section 4.13(a), whether or not set forth in Section 4.13(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents prior to the date hereof, is referred to herein as a "Company Material Contract." Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has performed all obligations required to be performed by it under the Company Material Contracts and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract, (ii) neither the Company nor any Company Subsidiary, nor, to the Company's Knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Company Material Contract.

        (c)   The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Company Material Contracts.

        Section 4.14    Investment Company Act.    Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 4.15    Environmental Matters.

        (a)   Except (i) as set forth in Section 4.15 of the Company Disclosure Letter or (ii) as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

            (i)  The Company and each Company Subsidiary are in compliance with all Environmental Laws.

           (ii)  The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  Neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice, demand, letter or written claim by any Person alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any

  Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of the Company, threatened by any Person against the Company and any Company Subsidiary under any Environmental Law.

          (iv)  Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

           (v)  Neither the Company nor any Company Subsidiary has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  Neither the Company nor any Company Subsidiary has caused, and to the Knowledge of the Company, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

         (vii)  There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances that, to the Knowledge of the Company, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   The Company has made available to Parent information regarding all material compliance and litigation matters pertaining to the business and properties of the Company and the Company Subsidiaries arising under Environmental Laws, Environmental Permits and Hazardous Substances that are Known to the Company.

        (c)   Section 4.10 and Section 4.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 4.16    Intellectual Property.

        (a)   Except as, individually or in the aggregate, have had or, would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 4.16 of the Company Disclosure Letter, neither the Company nor the Company Subsidiaries: (i) owns any registered trademarks, service marks, domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, domain names, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by the Company or the Company Subsidiaries of any trademarks, service marks, domain names, or patents, or (other than agreements for readily available software or data) copyrights. To the Knowledge of the Company, no Intellectual Property used by the Company or any Company Subsidiary infringes, misappropriates or otherwise violates, and the conduct of the business of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate, or is alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries own free and clear of all Liens or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted.

        (b)   This Section 4.16 contains the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property matters.

        Section 4.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) Company and each of the Company Subsidiaries has complied and is in compliance with all (A) Laws applicable to the Company and the Company Subsidiaries or by which any property or asset of the Company or any Company Subsidiary is bound and (B) Company Permits, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws, except in the case of each of (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.17(a), (i) the provisions of Section 4.17(a)(i)(A) and Section 4.17(a)(ii) shall not apply to Laws addressed in Section 4.11, Section 4.12 and Section 4.15 and (ii) the provisions of Section 4.17(a)(i)(B) shall not apply to the Company Permits addressed in Section 4.15 and Section 4.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.15 and Section 4.18, which are addressed solely in those Sections, the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entity, except for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written claim or notice, nor does the Company have any Knowledge, indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Section 4.18    Properties.

        (a)   Section 4.18(a) of the Company Disclosure Letter sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (all such real property interests, together with all right title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Section 4.18(a) of the Company Disclosure Letter sets forth a list of the common name and location of each real property which, as of the date of this Agreement, is under contract by the Company or a Company Subsidiary for purchase by the Company or such Company

Subsidiary or which is required under a binding contract to be leased or subleased by the Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement.

        (b)   The Company or a Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, "Company Permitted Liens" means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business and disclosed to Parent prior to the date hereof, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.18(l) of the Company Disclosure Letter, (iv) any Company Leases or Master Leases or air rights affecting any Company Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other Liens that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

        (c)   Neither the Company nor any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Section 4.18(e)(i) of the Company Disclosure Letter sets forth (x) each lease or sublease that was in effect as of August 30, 2014 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Company Leases") and (y) the current rent annualized and security deposit amounts currently held for each Company Lease. Section 4.18(e)(ii) of the Company Disclosure Letter sets forth (x) each lease that was in effect as of August 30, 2014 and to which the Company or the Company Subsidiaries are parties as lessees or sublessees, with respect to each of the applicable Company Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Master Leases") and (y) the current rent annualized and security deposit amounts currently held for each Master Lease.

        (f)    True, correct and complete copies of all Company Leases and Master Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as set forth on Section 4.18(f) of the Company Disclosure Letter, (i) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is and, to the Knowledge of the Company, no other party is in material breach or violation of, or default under, any Company Lease or Master Lease, (ii) to the Knowledge of the Company, no event has occurred which would result in a material breach or violation of, or a default under, any Company Lease or Master Lease by the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time), (iii) other than immaterial monetary defaults, no tenant under a Company Lease is in monetary default under such Company Lease and (iv) each Company Lease and Master Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement and (ii) except as pursuant to any Company Lease or Master Lease or Company Permitted Liens, to the Knowledge of the Company, no party other than the Company or a Company Subsidiary, has any right to use or occupy any Company Property or any portion thereof.

        (h)   Except for Company Permitted Liens, Company Leases and Master Leases provided to Parent prior to the date hereof or as otherwise set forth in Section 4.18(h) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than the Company or a Company Subsidiary (a "Company Third Party") and (iii) to the Knowledge of the Company, the transactions contemplated herein will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Company Property.

        (i)    Except as set forth in Section 4.18(i) of the Company Disclosure Letter or pursuant to a Company Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

        (j)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a "Company Title Insurance Policy" and, collectively, the "Company Title Insurance

Policies"). A copy of each Company Title Insurance Policy in the possession of the Company has, upon request, been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (k)   The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company's or any of the Company Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.18(k) of the Company Disclosure Letter sets forth all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days' notice.

        (l)    Section 4.18(l) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and the number of Company Properties currently managed by each such party.

        (m)  Except as set forth in Section 4.18(m) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligations with respect to uncompleted tenant improvements, capital improvements or capital expenditures to be made by the Company or such Company Subsidiary under any Company Lease.

        Section 4.19    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 4.19 or this Agreement, the Company makes no representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

        Section 4.20    Opinion of Financial Advisor.    The Company Board has received the oral opinion of Wells Fargo Securities, LLC (the "Company Financial Advisor"), to be confirmed in writing, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

        Section 4.21    Insurance.    The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All appropriate insurers under the policies have been timely notified of all material pending litigation and other potentially insurable material losses Known to the Company or any Company Subsidiary, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

        Section 4.22    Related Party Transactions.    Except as (i) set forth in Section 4.22 of the Company Disclosure Letter or (ii) described in the publicly available Company SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof, since January 1, 2012, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other Person, on the other hand, that would be required to be described under Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.23    Company Advisor.    Section 4.23(a) of the Company Disclosure Letter lists each agreement, arrangement or understanding between or among the Company or any Company Subsidiary, on the one hand, and any member(s) of the Company Advisor Group, on the one hand (each, a "Company Advisor Related Agreement"). Prior to the date hereof, the Company has provided Parent with a true, correct and complete copy of each Company Advisor Related Agreement. Each Company Advisor Related Agreement shall be terminated effective as of the Effective Time pursuant to and in accordance with the Management Termination and Transition Agreement and Second Amendment to the Advisory Agreement by and between the Company and the Company Advisory by and among the Company, the Company Advisor and the other Company Advisor Group Persons parties thereto dated the date hereof (the "Termination Agreement").

        Section 4.24    Mortgage Backed Securities.    Except as set forth in Section 4.24 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.

        Section 4.25    Mortgage Loans.    Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is the holder of any mortgage loans.

        Section 4.26    Brokers; Expenses.    Except as set forth in Section 4.26 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor and the Persons listed in Section 4.26 of the Company Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.26 of the Company Disclosure Letter, pursuant to the terms of the engagement letter between the Company and the Company Financial Advisor or such Person, as applicable, true, correct and complete copies of which have been provided to Parent prior to the date hereof), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Company or any Company Subsidiary.

        Section 4.27    Takeover Statutes.    The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar federal or state Law (collectively, "Takeover Statutes") are applicable to this Agreement, the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger and the other Transactions.

        Section 4.28    Vote Required.    The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Merger and the other Transactions.

        Section 4.29    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person acting on its behalf makes, and neither Parent nor Merger Sub has relied on, any other express or any implied representations or warranties in this Agreement with respect to (i) the Company or any Company Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Company Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by the Company or any Person acting on their behalf to Parent or Merger Sub, any Affiliate of Parent or any Person acting on any of their behalf.

ARTICLE V

REPRESENTATIONS AND
WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in (a) the publicly available Parent SEC Documents filed with or furnished to the SEC on or after January 1, 2012 and prior to the date hereof (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face; and provided, further, that the disclosure in such Parent SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 5.2 and (b) the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (it being agreed that any disclosure set forth in the Parent Disclosure Letter shall only qualify or modify the Section(s) or subsection(s) of this Article V it expressly references and any other Section or subsection of this Article V to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies such other Section or subsection), the Parent Parties represent and warrant to the Company as set forth in this Article V.

        Section 5.1    Organization and Qualification; Subsidiaries.

        (a)   Parent is a real estate investment trust duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite trust power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true, correct and complete copies of the Parent Governing Documents, as in effect on the date hereof. Parent is in compliance with the terms of the Parent Governing Documents.

        (b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite limited liability company power and authority to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (c)   Section 5.1(c) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the Parent Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than Parent or a Parent Subsidiary in each Parent Subsidiary and (iv) the classification for U. S. federal income tax purposes of each Parent Subsidiary. Parent has made available to the Company correct and complete copies of the constituent organizational or governing documents of each Parent Subsidiary, as in effect on the date of this Agreement. Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Significant Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. Each other Parent Subsidiary is in compliance with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   Section 5.1(d) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

        (e)   Except as set forth in Section 5.1(e) of the Parent Disclosure Letter, Parent has not exempted any "Person" from the "Ownership Limit" or established or increased an "Excepted Holder Limit," as such terms are defined in the Parent Charter, which exemption or Excepted Holder Limit is currently in effect.

        Section 5.2    Capitalization.

        (a)   As of the date hereof, the authorized shares of beneficial interest of Parent consist of 125,000,000 Parent Common Shares. At the close of business on August 30, 2014, 59,894,868 Parent Common Shares were issued and outstanding. All of the outstanding Parent Common Shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any Parent Subsidiary issued and outstanding. As of the date hereof, there are no (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any rights plan, relating to any Parent Equity Interests, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any Parent Equity Interests or Parent Voting Debt of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (ii) outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Equity Interests in Parent or any Parent Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any Parent Subsidiary.

        (b)   All of the Merger Sub membership interests are owned by, and have always been owned by, Parent. All of the Merger Sub membership interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub membership interests may vote.

        (c)   There are no voting trusts or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Shares or other Parent Equity Interest. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of beneficial interest or other Parent Equity Interests, as applicable.

        (d)   Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding Parent Equity Interests of each of the Parent Significant Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than Parent Permitted Liens), and all of such Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Parent Equity Interests in any Parent Subsidiary.

        Section 5.3    Authorization; Validity of Agreement; Parent and Merger Sub Action.    Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance and compliance by each of Parent and Merger Sub with each of their obligations hereunder, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary trust and limited liability company action, and no other corporate or limited liability company action on the part of Parent or Merger Sub, pursuant to the MGCL, the MLLCA or otherwise, is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, and the consummation by each of the Transactions, subject, with respect to the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and with respect to the Merger and the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by them, is a legal, valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any of its "affiliates" (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an "interested stockholder" (as defined in Section 3-601 of the MGCL) of the Company.

        Section 5.4    Board Approval.    The Parent Board, at a duly called and held meeting, has unanimously (a) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other Transactions, (b) directed that the issuance of Parent Common Shares contemplated by this Agreement be submitted for consideration at the Parent Shareholder Meeting, and (c) resolved to recommend that the holders of Parent Common Shares vote in favor of approval of the issuance of Parent Common Shares contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

        Section 5.5    Consents and Approvals; No Violations.    Except as set forth in Section 5.5 of the Parent Disclosure Letter, none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance of or compliance with this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transaction or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) assuming receipt of the Parent Shareholder Approval, conflict with, result in any breach of or violate any provision of Parent Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of any Governmental Entity (except for (i) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with any applicable requirements of the Exchange Act and the Securities Act, (ii) any filings as may be required under the MGCL or the MLLCA in connection with the Merger, (iii) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement or the Merger or (v) such filings as may be required in connection with state and local transfer Taxes), (c) require any consent or approval under, result in any modification, violation or breach of or any loss of any benefit or increase in any cost or obligation of any Parent Party under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of a Parent Party or any other Parent Subsidiary pursuant to, any of the terms, conditions or provisions of any Parent Agreement or Parent Lease or (d) violate any order, writ, injunction, decree or Law applicable to Parent, Merger Sub or any of their respective properties or assets; except in respect of clauses (b), (c) or (d) where (x) such failures to obtain such permits, authorizations, consents or approvals, (y) such failures to make such filings or (z) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or Liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.6    Parent SEC Documents and Financial Statements.    Parent has timely filed with or furnished to (as applicable) the SEC all forms, reports, schedules, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents, as have been amended since the time of their filing, collectively, the "Parent SEC Documents"). No Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. As of their respective filing dates, the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in Parent SEC Documents (including, in each case, any notes or schedules thereto) (collectively, the "Parent Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or and Regulation S-X under the Exchange Act, which such adjustments are not, in the aggregate, material to Parent), and comply or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the related rules and regulations of the SEC thereunder, and (iii) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated shareholders' equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount)). No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP and disclosed in the Parent SEC Documents, since January 1, 2011, Parent has not made or adopted any material change in its accounting methods, practices or policies. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and none of the Parent SEC Documents is, to the Knowledge of Parent, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

        Section 5.7    Internal Controls; Sarbanes-Oxley Act.    Since January 1, 2012, Parent has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent's disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent management's most recently completed evaluation of Parent's internal control over financial reporting, (a) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent's ability to record, process, summarize and report financial information and (b) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Since January 1, 2011, to the Knowledge of Parent, no executive officer or director of Parent has received or otherwise had or obtained knowledge of, and to the Knowledge of Parent, no auditor, accountant, or representative of Parent has provided written notice to Parent or any executive officer or director of, any substantive complaint or allegation that Parent or any Parent Subsidiary has engaged in improper accounting practices. For the purposes of this Section 5.7, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

        Section 5.8    Absence of Certain Changes.

        (a)   Except as contemplated by this Agreement, as set forth in Section 5.8(a) of the Parent Disclosure Letter, or as set forth in the Parent SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, Parent and Merger Sub have conducted, in all material respects, their business in the ordinary course consistent with past practice.

        (b)   From January 1, 2014 through the date of this Agreement, there has not been any Parent Material Adverse Effect or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        Section 5.9    No Undisclosed Liabilities.    Except (a) as reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations expressly contemplated by or under this Agreement or with respect to the Healthcare Properties Sale and (d) those liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries or in the notes thereto. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in the Parent Financial Statements or other Parent SEC Documents.

        Section 5.10    Litigation.    With the exception of matters arising under Environmental Laws, which matters are governed exclusively by Section 5.15, as of the date hereof, there is no Legal Proceeding pending against (or to Parent's Knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary or any of their respective assets, rights or properties, or any executive officer or director of Parent (in their capacity as such) nor, to the Knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent, any Parent Subsidiary, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent, any Parent Subsidiary or any of their respective assets, rights or properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.11    Labor and Other Employment Matters; Employee Benefit Plans.

        (a)   Neither Parent nor any of the Parent Subsidiaries has, or has ever had, any employees.

        (b)   Neither Parent nor any of the Parent Subsidiaries, nor any ERISA Affiliate of Parent, (i) have, or are required to have, any Benefit Plans, (ii) have ever been required to maintain, sponsor or contribute to any Benefit Plans or (iii) can reasonably be expected to have any liability with respect to any Benefit Plan with respect to periods prior to the Closing, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.12    Taxes.

        (a)   Parent and each Parent Subsidiary has duly and timely filed (or has had duly and timely filed on each of their behalf) with the appropriate Governmental Entity all income Tax Returns and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects. Parent and each Parent Subsidiary has duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return. True, correct and complete copies of all material Tax Returns that have been filed with the IRS or other Governmental Entity by Parent and/or each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2012, have been provided to the Company prior to the date hereof.

        (b)   Parent: (i) for each of its taxable years commencing with Parent's taxable year ended December 31, 2012, and through and including its taxable year ending December 31, 2013 (and, if the Closing Date occurs after December 31, 2014, through and including its taxable year ending December 31, 2014) has been subject to taxation as a REIT and has satisfied all requirements to qualify, and has so qualified, as a REIT for such years; (ii) has been organized and has operated since the end of its most recent taxable year until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in loss of its qualification or taxation as a REIT or a challenge by the IRS or any other Governmental Entity to its status as a REIT under the Code; and (iii) intends to continue to operate in such a manner as to qualify for taxation as a REIT under the Code through and after the Effective Time. No challenge to Parent's status as a REIT is pending or, to Parent's Knowledge, has been threatened.

        (c)   There are no current audits, examinations or other proceedings pending with regard to any Taxes of Parent or the Parent Subsidiaries. Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits or proceedings.

        (d)   Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. Each Parent Subsidiary and each other entity in which Parent holds, directly or indirectly an interest (other than solely through one or more Taxable REIT Subsidiaries) that is a corporation for U.S. federal income tax purposes, either (i) qualifies as a Qualified REIT Subsidiary, (ii) has timely jointly elected with Parent to be treated as a Taxable REIT Subsidiary under Section 856(l) of the Code effective as of the later of the date such Parent Subsidiary or other entity was formed or the date such Parent Subsidiary or other entity was acquired (directly or indirectly) by Parent or (iii) is an automatic Taxable REIT Subsidiary under Section 856(l)(2) of the Code.

        (e)   Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Sections 337(d) and 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its current taxable year.

        (f)    Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

        (g)   There are no Parent Tax Protection Agreements (as defined herein) in force at the date of this Agreement, and no Person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreement or a claim that the Transactions will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement. As used herein, "Parent Tax Protection Agreements" means any agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code and/or (G) dispose of assets in a particular manner; (iii) any Person has been or is required to be given the opportunity to guaranty, indemnify or assume debt of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership or are so guarantying or indemnifying, or have so assumed, such debt and/or (iv) any other agreement that would require any Parent Subsidiary Partnership or the general partner, manager, managing member or other similarly-situated Person of such Parent Subsidiary Partnership or any direct or indirect subsidiary of such Parent Subsidiary Partnership to consider separately the interests of the limited partners, members or other beneficial owners of such Parent Subsidiary Partnership or the holder of interests in such Parent Subsidiary Partnership in connection with any transaction or other action. As used herein, "Parent Subsidiary Partnership" means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

        (h)   There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

        (i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

        (j)    Neither Parent nor any Parent Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (k)   Neither Parent nor any of the Parent Subsidiaries has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a) of the Code) in a distribution intended to qualify in whole or in part under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

        (l)    As of December 31 of each taxable year of Parent from and since Parent's taxable year ended December 31, 2012, and as of the date hereof, neither Parent nor any Parent Subsidiary (other than Taxable REIT Subsidiaries) had, or has, any current or accumulated earnings and profits attributable to Parent or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

        (m)  Since Parent's formation, Parent has not incurred any liability for Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid.

Parent has not engaged at any time in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to "redetermined rents", "redetermined deductions" or "excess interest" as each is described in Section 857(b)(7) of the Code. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any Parent Subsidiary.

        (n)   No material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP). Neither Parent nor any Parent Subsidiary (i) has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired; (ii) currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; (iii) has in the past three (3) years received a written claim by any Governmental Entity in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to Taxation by that jurisdiction and (iv) has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

        (o)   Neither Parent nor any Parent Subsidiary will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Transactions, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

        (p)   Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

        (q)   Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or otherwise.

        (r)   To Parent's Knowledge, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.13    Contracts.

        (a)   Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 5.13(a) of the Parent Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation, oral or written, to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound (the "Parent Agreements") which, to Parent's Knowledge and as of the date hereof:

            (i)  is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K of the Exchange Act;

           (ii)  is required to be described pursuant to Item 404 of Regulation S-K of the Exchange Act;

          (iii)  would prohibit or materially delay the consummation of the Merger, the other Transactions, the Financing or the Healthcare Properties Sale;

          (iv)  constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $10,000,000 or

           (v)  (A) requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease) with a fair market value in excess of $10,000,000 or (B) involves any pending or contemplated merger, consolidation or similar business combination transaction.

        (b)   Each Parent Agreement of the type described above in Section 5.13(a), whether or not set forth in Section 5.13(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents prior to the date hereof, is referred to herein as a "Parent Material Contract." Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity. Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) Parent and each Parent Subsidiary has performed all obligations required to be performed by it under the Parent Material Contracts and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract, (ii) neither Parent nor any Parent Subsidiary, nor, to Parent's Knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (iii) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under any Parent Material Contract, except for violations or defaults that individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of Parent Subsidiaries has received any written or oral notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Parent Material Contract.

        (c)   Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true, correct and complete copies of all of the Parent Material Contracts.

        Section 5.14    Investment Company Act.    Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

        Section 5.15    Environmental Matters.

        (a)   Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

            (i)  Parent and each Parent Subsidiary are in compliance with all Environmental Laws.

           (ii)  Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

          (iii)  Neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notice, demand, letter or written claim by any Person alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued by any Person against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the Knowledge of Parent, threatened by any Person against Parent and any Parent Subsidiary under any Environmental Law.

          (iv)  Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order with any Person or is subject to any judgment, decree or judicial, administrative or compliance order with any Person relating to compliance with Environmental Laws or Environmental Permits and no litigation or other legal proceeding is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

           (v)  Neither Parent nor any Parent Subsidiary has assumed by contract any liability under any Environmental Law or is an indemnitor in connection with any asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

          (vi)  Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any release of a Hazardous Substance that is in violation of Environmental Laws or would be required to be investigated or remediated by Parent or any Parent Subsidiary under any Environmental Law.

         (vii)  There is no site to which Parent or any Parent Subsidiary has transported or arranged for the transport of Hazardous Substances that, to the Knowledge of Parent, is or may reasonably be expected to become the subject of any Legal Proceeding under Environmental Law.

        (b)   Parent has made available to the Company information regarding all material compliance and litigation matters arising under Environmental Laws and Environmental Permits that are Known to Parent.

        (c)   Section 5.10 and Section 5.17(a) shall not apply to matters arising under Environmental Laws or Environmental Permits.

        Section 5.16    Intellectual Property.

        (a)   Except as, individually or in the aggregate, have had or, would not reasonably be expected to have, a Parent Material Adverse Effect or as set forth in Section 5.16 of the Parent Disclosure Letter, neither Parent nor the Parent Subsidiaries: (i) owns any registered trademarks, service marks, domain names, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, service marks, domain names, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or the Parent Subsidiaries of any trademarks, service marks, domain names, or patents, or (other than agreements for readily available software or data) copyrights. To the Knowledge of Parent, no Intellectual Property used by Parent or any Parent Subsidiary infringes, misappropriates or otherwise violates, and the conduct of the business of Parent and any of the Parent Subsidiaries does not infringe, misappropriate or otherwise violate, or is alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party. To the Knowledge of Parent, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of Parent or any of the Parent Subsidiaries. Parent and the Parent Subsidiaries own free and clear of all Liens or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted.

        (b)   This Section 5.16 contains the exclusive representations and warranties of Parent and the Parent Subsidiaries with respect to Intellectual Property matters.

        Section 5.17    Compliance with Laws; Permits.

        (a)   Since January 1, 2011: (i) Parent and each of the Parent Subsidiaries has complied and is in compliance with all (A) Laws applicable to Parent and the Parent Subsidiaries or by which any property or asset of Parent or any Parent Subsidiary is bound and (B) Parent Permits, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent's Knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except in the case of each of (i) and (ii) for such instances of non-compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.17(a), (i) the provisions of Section 5.17(a)(i)(A) and Section 5.17(a)(ii) shall not apply to Laws addressed in Section 5.11, Section 5.12, Section 5.15, and Section 5.18 and (ii) the provisions of Section 5.17(a)(i)(B) shall not apply to the Company Permits addressed in Section 5.15 and Section 5.18.

        (b)   Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.15 and Section 5.18, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Entity and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written claim or notice, nor does Parent have any Knowledge, indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.18    Properties.

        (a)   Section 5.18(a) of the Parent Disclosure Letter sets forth a list of the common name and location of each parcel of real property owned or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all right title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Parent Property" and collectively referred to herein as the "Parent Properties"). As of the date of this Agreement, there are no contracts for purchase of real property by Parent or a Parent Subsidiary or under which Parent or a Parent Subsidiary is required to lease or sublease real property as lessee or sublessee after the date of this Agreement.

        (b)   Parent or a Parent Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, "Parent Permitted Liens" means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business and disclosed to the Company prior to the date hereof, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.18(l) of the Parent Disclosure

Letter, (iv) any Parent Leases or ground leases or air rights affecting any Parent Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, (vi) Liens that are disclosed on the existing Parent Title Insurance Policies made available by or on behalf of Parent or any Parent Subsidiary to the Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP) and (viii) any other Liens that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

        (c)   Neither Parent nor any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties, which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

        (d)   No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, except for any of the foregoing as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license.

        (e)   Section 5.18(e) of the Parent Disclosure Letter sets forth (x) each material lease or sublease that was in effect as of August 30, 2014 and to which Parent or the Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (all such leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the "Parent Leases") and (y) the current rent annualized and security deposit amounts currently held for each Parent Lease.

        (f)    Except as set forth on Section 5.18(f) of the Parent Disclosure Letter or as individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease, (ii) to the Knowledge of Parent, no event has occurred which would result in a breach or violation of, or a default under, any Parent Lease by Parent or any Parent Subsidiary, or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time), (iii) no tenant under a Parent Lease is in monetary default under such Parent Lease and (iv) each Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

        (g)   As of the date of this Agreement, (i) no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement and (ii) except as pursuant to any Parent Lease or any Parent Permitted Liens, to the Knowledge of Parent, no party other than Parent or a Parent Subsidiary, has any right to use or occupy any Parent Property or any portion thereof.

        (h)   Except for Parent Permitted Liens and Parent Leases provided to the Company prior to the date hereof or as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof, (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a "Parent Third Party") and (iii) to the Knowledge of Parent, the transactions contemplated herein will not give any Person the right to exercise any right or option to purchase or otherwise acquire any Parent Property.

        (i)    Except as set forth in Section 5.18(i) of the Parent Disclosure Letter or pursuant to a Parent Lease, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

        (j)    Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property (each, a "Parent Title Insurance Policy" and, collectively, the "Parent Title Insurance Policies"). A copy of each Parent Title Insurance Policy in the possession of Parent has, upon request, been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (k)   Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. None of Parent's or any of the Parent Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.19    Disclosure Documents.

        (a)   None of the information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and the shareholders of Parent, at the time of the Company Stockholder Meeting and the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

        (b)   Notwithstanding anything to the contrary in this Section 5.19 or this Agreement, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated, or omissions, in the Form S-4 or the Joint Proxy Statement to the extent that such statements or omissions are based upon information supplied to Parent by or on behalf of the Company.

        Section 5.20    Opinion of Financial Advisor.    The Parent Board has received the oral opinion of UBS Securities LLC to be confirmed in writing, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

        Section 5.21    Insurance.    Parent and the Parent Subsidiaries are either self-insured or have policies of insurance covering Parent, the Parent Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by Parent or any Parent Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.22    Related Party Transactions.    Except (a) for the Healthcare Properties Sale and the Parent Voting Agreements, (b) as set forth in Section 5.22 of the Parent Disclosure Letter or (c) as described in the publicly available Parent SEC Documents filed with or furnished to the SEC since January 1, 2012 and prior to the date hereof, since January 1, 2012 and through the date hereof, there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any other Person, on the other hand, that would be required to be described under Item 404 of Regulation S-K promulgated by the SEC.

        Section 5.23    Mortgage Backed Securities.    Neither Parent nor any Parent Subsidiary is the owner of or issuer of market mortgage backed securities.

        Section 5.24    Mortgage Loans.    Neither Parent nor any Parent Subsidiary is the holder of any mortgage loans.

        Section 5.25    Brokers; Expenses.    No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor and the Persons listed on Section 5.25 of the Parent Disclosure Letter, whose fees and expenses shall be paid by Parent), is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.26    Takeover Statutes.    The Parent Board has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions. No dissenters', appraisal or similar rights are available to the holders of Parent Common Shares with respect to the Merger and the other Transactions.

        Section 5.27    Vote Required.    The Parent Shareholder Approval is the only vote of the holders of any class or series of shares of beneficial interest of Parent necessary to approve the issuance of the Parent Common Shares in the Merger as contemplated by this Agreement, the Merger and the other Transactions contemplated by this Agreement.

        Section 5.28    Financing.

        (a)   Parent has delivered to the Company (i) true, correct and complete copies of the executed commitment letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc. and UBS Securities LLC (the "Commitment Letter"), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend to Parent the amounts set forth therein (such debt financing (and including, if applicable, any debt securities issued in lieu of any of any such debt financing), the "Financing") and (ii) true and correct (subject to the redactions noted therein) copies of the executed fee letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc. and UBS Securities LLC (the "Redacted Fee Letter") related to the Financing. As of the date hereof, neither the Commitment Letter nor the Redacted Fee Letter has been amended or modified and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.

        (b)   As of the date hereof, the Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties to the Commitment Letter in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). There are no conditions precedent or other contingencies that would, or would reasonably be expected to, reduce the full amount of the Financing contemplated by the Commitment Letter or the funding of the full amount of the Financing contemplated by the Commitment Letter or materially delay or prevent the funding of all or any portion of the Financing contemplated by the Commitment Letter, other than as set forth in, or expressly contemplated by, the Commitment Letter and the Redacted Fee Letter. As of the date hereof, neither Parent nor any of the Parent Subsidiaries has entered into any side letters or other agreements imposing conditions or other contingencies to the funding of the full amount of the proceeds of the Financing contemplated by the Commitment Letter, other than those set forth in (or expressly contemplated by) the Commitment Letter and Redacted Fee Letter. Parent has fully paid, or caused to be paid, any and all commitment fees or other fees required by the terms of the Commitment Letter and Redacted Fee Letter to be paid on or before the date of this Agreement.

        (c)   As of the date hereof, none of Parent or Merger Sub, or to the Knowledge of Parent, any Financing Source counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Commitment Letter. To Parent's Knowledge and assuming the Company and the Company Subsidiaries have performed their respective obligations under this Agreement, as of the date hereof, no event has occurred or circumstances exist that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent or Merger Sub, or to the Knowledge of Parent, any Financing Source counterparty thereto, under the Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent set forth in the Commitment Letter or (iii) otherwise result in any portion of the Financing contemplated by the Commitment Letter being unavailable; provided, however, that neither Parent nor Merger Sub is making any representation or warranty regarding the effect of any inaccuracy in the representations and warranties of the Company set forth herein. As of the date hereof, none of Parent or Merger Sub has received any notice or other communication from any party to the Commitment Letter with respect to or is otherwise aware of (A) any breach or default on the part of Parent or Merger Sub or any other party to the Commitment Letter or (B) any intention of such party to terminate the Commitment Letter, to not provide all or any portion of the Financing or to require any additional reserves not contemplated by the Commitment Letter and the Redacted Fee Letter or for expenses to be paid by Parent or any of its Affiliates on prior to or as a condition to the consummation of the Financing at Closing other than as provided in the Commitment Letter and the Redacted Fee Letter.

        (d)   Parent expressly acknowledges and agrees that the receipt of all or any portion of the Financing is not a condition to its and/or Merger Sub's obligations to effect the Closing. Assuming the accuracy of the representations and warranties of the Company in this Agreement as of the Closing Date and the performance by the Company and the Company Subsidiaries of their obligations hereunder, the amount of funds to be provided pursuant to the Commitment Letter, if funded in accordance with the terms therein, together with the proceeds of the Healthcare Properties Sale, if funded in accordance with the terms of the agreement for such sale, and other financial resources of Parent and Merger Sub available on or prior to the time of Closing, including cash on hand and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient to consummate the Merger, the Transactions and to pay (i) the Cash Consideration, (ii) any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13 and (iii) all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, and any other related fees and expenses.

        Section 5.29    Ownership of Merger Sub; No Prior Activities.

        (a)   Merger Sub was formed solely for the purpose of engaging in the Transactions. All of the equity interests of Merger Sub are owned, directly or indirectly, by Parent.

        (b)   Except for the obligations or liabilities incurred in connection with its organization and the Transactions, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 5.30    No Other Representations or Warranties.    Except for the representations and warranties set forth in this Article V, the Company acknowledges that neither Parent nor any other Person acting on its behalf makes, and Company has not relied on, any other express or any implied representations or warranties in this Agreement with respect to (i) Parent, Merger Sub or any other Parent Subsidiary, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or the Parent Subsidiaries or (ii) the accuracy or completeness of any documentation, forecasts or other information provided by Parent or any Person acting on their behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

 ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1    Conduct of Business by the Company Pending the Closing.

        (a)   The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the "Interim Period"), except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (A) shall and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) agrees that during the Interim Period the Company shall not, and shall not permit any Company Subsidiary to:

            (i)  amend or propose to amend the Company Governing Documents, or the articles of incorporation, bylaws or equivalent organizational documents of any Company Subsidiary (including by merger, consolidation or otherwise) or waive the stock ownership limit under the Company Governing Documents or exempt any "Person" from the "Aggregate Share Ownership Limit" or the "Common Share Ownership Limit" or establish or increase an "Excepted Holder Limit," as such terms are defined in the Company Charter;

           (ii)  split, combine, subdivide, consolidate or reclassify any shares of capital stock of the Company or any Company Subsidiary;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to any shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary or otherwise make any payment to its or their stockholders or other equityholders in their capacity as such, other than for (A) the authorization by the Company of daily dividends, payable monthly in accordance with past practice for the period up to the Closing Date (including any prorated amount from the date of the payment of the last such dividend through the Closing Date) at a rate not to exceed an annual rate of $0.65 per share of Company Common Stock, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary and (C) dividends or other distributions by HPC REIT (x) to Cole OFC Houston TX, LLC and (y) with respect to the preferred members of HPC REIT, in strict accordance with the requirements of its organizational documents, as in effect on the date hereof, to make distributions to its preferred members; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.1(a)(iii), the Company shall, with Parent's consent (which consent shall not be unreasonably withheld or delayed), make any applicable Special Distribution, it being understood that, except for a Special Distribution paid solely on account of increases in rental income with respect to the Company Properties in the ordinary course of business (including prepaid rent payments), Parent may condition its consent on an equitable adjustment to the Merger Consideration equal to (x) a reduction of the Per Share Cash Amount (but in no case below zero) by the per share amount of the Special Distribution and (y) a reduction of the Exchange Ratio in an amount equal to (1) the per share amount of the Special Distribution divided by (2) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the date of this Agreement;

          (iv)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any Company Subsidiary or Company

  Equity Interests, except with respect to the repurchase or redemption of shares of Company Common Stock in accordance with the Company Share Redemption Program as set forth on Section 6.1(a)(iv) of the Company Disclosure Letter;

           (v)  except for issuances by a wholly owned, directly or indirectly, Company Subsidiary to the Company or another existing wholly owned Company Subsidiary, or as otherwise contemplated in Section 6.1(a)(v) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant, or authorize or propose the issuance, sale, pledge, disposition, encumbrance or grant of, any Company Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Equity Interests;

          (vi)  except as required by any of the Company Leases set forth in Section 6.1(a)(vi) of the Company Disclosure Letter, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options as described on Section 6.1(a)(vi) of the Company Disclosure Letter or (B) the pending acquisitions set forth on Section 6.1(a)(vi) of the Company Disclosure Letter (the "Company Pending Acquisitions");

         (vii)  sell, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure, or agree to do any of the foregoing, with respect to, any property or assets, except (A) as set forth on Section 6.1(a)(vii) of the Company Disclosure Letter, (B) for pledges and encumbrances on property and assets (x) in the ordinary course of business consistent with past practices and that would not be material to such property and assets and (y) pursuant to the Company's existing revolving credit facility or (C) sales to joint venture partners pursuant to existing purchase rights or options as described on Section 6.1(a)(vii) of the Company Disclosure Letter;

        (viii)  incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of the Company or any of the Company Subsidiaries or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness in a principal amount of not more than $10,000,000 in the aggregate that is incurred under the Company's existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice or such additional amounts to fund any Company Pending Acquisitions or (B) to refinance at maturity any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof or the terms of such Indebtedness do not otherwise materially adversely affect the Company, any Company Subsidiary or Parent;

          (ix)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any "keep well" or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary or (B) (1) loans or advances required to be made under any of the Company Leases or Master Leases or (2) the loans or advances (including those to non-Affiliate tenants) set forth on Section 6.1(a)(ix) of the Company Disclosure Letter;

           (x)  enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount or interest payable thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or (C) as may be reasonably necessary to comply with the terms of this Agreement;

          (xi)  except as set forth on Section 6.1(a)(xi) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease) or any Master Lease;

         (xii)  waive, release or assign any material rights or claims or make any payment, direct or indirect, of any liability of the Company or any Company Subsidiary before it is due in accordance with its terms;

        (xiii)  settle or compromise, or offer or propose to settle, (A) any legal action, suit, investigation, arbitration or proceeding, in each case made or pending against the Company or any of the Company Subsidiaries involving an amount paid in settlement in excess of, $500,000 individually or $1,000,000 in the aggregate or which would include any non-monetary relief, and (B) any legal action, suit, investigation, arbitration or proceeding involving any present, former or purported holder or group of holders of Company Common Stock, other than in accordance with Section 7.3;

        (xiv)  (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any natural person to a position of officer or director of the Company or any Company Subsidiary, or (B) enter into, or adopt or become liable with respect to (or agree to any of the foregoing) any employment, bonus, severance or retirement contract or other Benefit Plan or other compensation or employee benefits arrangement;

         (xv)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

        (xvi)  enter into any new line of business;

       (xvii)  subject to Section 6.1(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company or HPC REIT to fail to qualify as a REIT or (B) any Company Subsidiary (other than HPC REIT) (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

      (xviii)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return, or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the Company or HPC REIT as a REIT under the Code, the Company shall (1) promptly notify Parent, (2) make reasonable effort to permit Parent to review and comment on such action, and (3) take such action;

        (xix)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except by a Company Subsidiary in connection with any Company Pending Acquisition permitted pursuant to Section 6.1(a)(vi) in a manner that would not reasonably be expected (A) to be materially adverse to the Company or (B) to prevent or impair the ability of the Company to consummate the Merger;

         (xx)  amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 4.26 of the Company Disclosure Letter, in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;

        (xxi)  make any payment, distribution or transfer of assets to any member of the Company Advisor Group except in such amount and as expressly contemplated by this Agreement, the Termination Agreement or Section 4.23 of the Company Disclosure Letter;

       (xxii)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 and Section 8.2 to not be satisfied; or

      (xxiii)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.1(a)(iii), Section 6.1(a)(xvii) and Section 6.1(a)(xviii), nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for each of the Company or HPC REIT to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   The Company shall (i) use its commercially reasonable efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Sullivan & Worcester LLP and Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP and Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(f) and Section 8.3(f) respectively, on the Closing Date (a "Company Tax Representation Letter") and (iii) deliver to Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(e) on the Closing Date.

        Section 6.2    Conduct of Business by Parent and Merger Sub Pending the Closing.

        (a)   The Parent Parties agree that during the Interim Period, except (i) as set forth in Section 6.2 of the Parent Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement or in the Commitment Letter or in connection with the Financing (including any Alternate Financing or other alternative financing) or the Healthcare Properties Sale, (iii) as may be required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), each of the Parent Parties (A) shall and shall cause each of the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) agrees that during the Interim Period the Parent Parties shall not, and shall not permit any Parent Subsidiary to:

            (i)  amend or propose to amend the Parent Governing Documents, or the articles of incorporation, bylaws or equivalent organizational documents of any Parent Subsidiary (including by merger, consolidation or otherwise) in a manner that would adversely affect the consummation of the Merger or adversely affect the holders of Company Common Stock whose shares may be converted into Parent Common Shares at the Effective Time in a manner different than holders of Parent Common Shares prior to the Effective Time;

           (ii)  split, combine, subdivide, consolidate or reclassify any shares of beneficial interest of Parent;

          (iii)  declare, set aside for payment or pay any dividend on or make any other actual, constructive or deemed distribution (whether in cash, shares, property or otherwise) with respect to any shares of beneficial interest or equity securities of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary or otherwise make any payments to its or their shareholders or other equityholders in their capacity as such, other than (A) the declaration and payment of dividends or other distributions for the period up to the Closing Date at a rate not to exceed an annual rate of $1.92 per Parent Common Share (including any prorated amount from the date of the payment of the last such dividend or distribution through the Closing Date), (B) the declaration and payment of dividends or other distributions to Parent or a direct or indirect wholly owned Parent Subsidiary by any direct or indirect wholly owned Parent Subsidiary or (C) dividends or other distributions by any Parent Subsidiary that is not wholly-owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, however, that, notwithstanding the restrictions on dividends and other distributions in this Agreement, including this Section 6.2(a)(iii), Parent may, with the Company's consent (which consent shall not be unreasonably withheld or delayed), make any applicable Special Distribution, it being understood that, except for a Special Distribution paid solely on account of increases in rental income with respect to the Parent Properties in the ordinary course of business (including prepaid rent payments), the Company may condition its consent on an equitable adjustment to the Merger Consideration equal to no change in the Per Share Cash Amount and an increase of the Exchange Ratio in an amount equal to (x) the per share amount of the Special Distribution multiplied by the Exchange Ratio (as in effect immediately prior to the adjustment), divided by (y) the closing price per Parent Common Share on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the last full trading day ending immediately prior to the date of this Agreement;

          (iv)  redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any Parent Common Shares, except in accordance with Article VII of the Parent Charter;

           (v)  issue or sell any Parent Common Shares or any options, warrants, convertible securities or other rights of any kind to acquire any Parent Common Shares, except for (A) issuances of Parent Common Shares to Parent Manager pursuant to Parent's business management agreement, (B) issuances of Parent Common Shares pursuant to Parent's 2012 Equity Compensation Plan in the ordinary course of business consistent with past practice and (C) other issuances or sales of Parent Common Shares (or securities convertible into or exercisable or exchangeable for Parent Common Shares) provided that the aggregate number of Parent Common Shares issued and sold in reliance upon this Section 6.2(a)(v)(C) is not more than 8,000,000;

          (vi)  except as required by any of the Parent Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $10,000,000, in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary or (B) acquisitions of real property (and any corporation, partnership, limited liability company, other business organization owning solely real property) if, after giving effect to such acquisition and all related financing, costs and expenses, Parent has not less than $500,000,000 of undrawn commitments under its revolving credit facility, as such facility may be increased by Parent after the date hereof;

         (vii)  incur, create or assume any Indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent's revolving credit facility (as such facility may be increased by Parent after the date hereof), (B) to refinance at maturity any Indebtedness of Parent or the Parent Subsidiaries, (C) Indebtedness incurred or assumed by Parent or a Parent Subsidiary in connection with an acquisition made in accordance with Section 6.1(a)(vi), (D) Indebtedness incurred or assumed to finance the Merger and the Transactions, (E) Indebtedness incurred pursuant to obligations under any Parent Leases or (F) loans or advances by Parent or a direct or indirect wholly owned Parent Subsidiary to a direct or indirect wholly owned Parent Subsidiary, and, in each case, to the extent the terms of such Indebtedness do not, in Parent's reasonable judgment at the time of such incurrence, materially adversely affect Parent or any Parent Subsidiary.

        (viii)  fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP (or any interpretation thereof) or the SEC;

          (ix)  subject to Section 6.2(a)(iii), knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary (1) to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (2) that is not treated as a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code as the date hereof to be so treated;

           (x)  (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of Parent as a REIT under the Code, Parent shall (1) promptly notify the Company, (2) make reasonable effort to permit the Company to review and comment on such action and (3) take such action;

          (xi)  authorize or adopt, or publicly propose, a plan of merger, complete or partial liquidation, consolidation, recapitalization or bankruptcy reorganization, except in a manner that would not reasonably be expected (A) to be materially adverse to Parent or (B) to prevent or impair the ability of Parent to consummate the Merger;

         (xii)  enter into any contract that would reasonably be expected to prevent or materially delay or impair the ability of Parent and the Parent Subsidiaries to consummate the Merger and other Transactions;

        (xiii)  amend or modify the compensation terms or any other obligations of Parent contained in the business management agreement with Parent Manager in a manner financially materially adverse to Parent, any Parent Subsidiary or the Company;

        (xiv)  take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.3 to not be satisfied; or

         (xv)  authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.2(a)(iii), Section 6.2(a)(ix) and Section 6.2(a)(x), nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to eliminate or reduce entity level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date.

        (b)   The Parent Parties shall (i) use their commercially reasonable efforts to obtain the opinions of counsel referred to in Section 8.3(e) and Section 8.2(f), (ii) deliver to Sullivan & Worcester LLP and Morris, Manning & Martin, LLP an officer's certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP and Morris, Manning & Martin, LLP to render the opinion described in Section 8.2(f) and Section 8.3(f), respectively, on the Closing Date (a "Parent Tax Representation Letter"), and (iii) deliver to Sullivan & Worcester LLP an officer's certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Sullivan & Worcester LLP to render the opinion described in Section 8.3(e) on the Closing Date.

        Section 6.3    No Solicitation; Change in Recommendation.

        (a)   Except as expressly permitted by this Section 6.3, during the Interim Period, the Company shall and shall cause each of the Company Subsidiaries and their respective Representatives (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent, the Company or any of their respective Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal. Notwithstanding the foregoing in this Section 6.3(a), upon the unsolicited request of a third party, the Company may grant a limited waiver of a standstill or confidentiality agreement provision for the sole purpose of allowing a third party to make a confidential unsolicited bona fide written Competing Proposal to the Company Board (directly or through the Company's outside legal counsel or outside financial advisors) if, contemporaneously with granting such limited waiver, the Company notifies Parent of the Company Board's determination (such notice to be made orally and confirmed in writing) and of the identity of the Person party to or bound by the applicable standstill or confidentiality agreement. It is agreed that any violation of the restrictions set forth in this Section 6.3(a) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3(a) by the Company.

        (b)   Notwithstanding anything to the contrary contained in this Section 6.3(b), (i) if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the Company Board determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement and (ii) the Company Board has determined in good faith, after consultation with the Company's outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with their directors' duties under applicable Maryland Law, the Company may or cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with Section 6.3(c), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that the Company shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 6.3(b) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.3(b) by the Company.

        (c)   The Company shall promptly, and in any event no later than 24-hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise Parent in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep Parent promptly advised of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a Company Subsidiary from providing any information required to be provided to Parent in accordance with this Section 6.3 within the time periods contemplated hereby.

        (d)   Except as expressly permitted by this Section 6.3(d), the Company Board shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of the Company a Competing Proposal (actions described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an "Acquisition Agreement"). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, the Company Board, may make (but in each case, subject to compliance with this Section 6.3(d) and Sections 6.3(a)-(c)), an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written Competing Proposal that was not solicited in violation of this Section 6.3 is made to the Company by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the Company Board has determined in good faith (y) after consultation with the Company's outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland Law and (z) after consultation with the Company's outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) the Company has given Parent at least five (5) Business Days' prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) Parent and the Company have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent and shall have determined that, after consultation with the Company's outside financial advisors and outside legal counsel, the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least three (3) Business Days. Unless this Agreement has been terminated in accordance with Section 9.1, the Company Board shall submit this Agreement to its stockholders even if the Company Board shall have effected an Adverse Recommendation Change, and the Company Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.

        (e)   Except to the extent provided in Section 6.3(c) or Section 6.3(d), nothing in this Section 6.3 shall prohibit the Company Board from: (i) taking and disclosing to the stockholders of the Company, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with their directors' duties under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 6.3(e)) permitted under this Section 6.3(e) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed an Adverse Recommendation Change and; provided, further, that the Company Board shall not, except as expressly permitted by Section 6.3(d), effect an Adverse Recommendation Change.

        (f)    As used in this Agreement, "Competing Proposal" means any inquiry, proposal or offer from any Person (other than Parent and the Parent Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or purchase of fifteen percent (15%) or more of the consolidated assets (including equity interests in Subsidiaries) of the Company (based on the fair market value thereof, as determined in good faith by the Company Board, as applicable, after consultation with the Company's outside financial advisors and independent accountants), as applicable, or assets comprising fifteen percent (15%) or more of the revenues or earnings on a consolidated basis of the Company (ii) acquisition of fifteen percent (15%) or more of the outstanding equity securities of the Company or any class of equity securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, (v) any combination of the foregoing types of transactions, if the sum of the percentage of consolidated assets, consolidated revenues or earnings and any class of equity securities of the Company involved is fifteen percent (15%) or more (in each case, other than the Transactions) or (vi) any of the foregoing types of transactions, regardless of whether they meet the stated fifteen percent (15%) threshold, if they involve, directly or indirectly any Healthcare Properties.

        (g)   As used in this Agreement, "Superior Proposal" means a bona fide written Competing Proposal (except that, for purposes of this definition, the references in the definition of "Competing Proposal" to "fifteen percent (15%)" shall be replaced by "one hundred percent (100%)") made by a Person or "group", within the meaning of Section 13(d) of the Exchange Act, on terms that the Company Board determines in good faith, after consultation with the Company's outside financial advisors and outside legal counsel, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal that the Company Board deems relevant, including the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any changes to the terms of this Agreement proposed by the Parent Parties in response to such proposal or otherwise, (i) would, if consummated, result in a transaction that is more favorable to the Company and its stockholders (solely in their capacity as such) from a financial point of view than the Transactions, (ii) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained and (iii) is reasonably likely to receive all required approvals from any Governmental Entity on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed.

        Section 6.4    Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals.

        (a)   As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, and (ii) Parent shall prepare (with the Company's reasonable cooperation) and cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 9.1. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the

Form S-4 and the Joint Proxy Statement and shall provide to their and each other's counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

        (b)   If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 6.4(b) shall limit the obligations of any Party under Section 6.4(a). For purposes of Section 4.8 and this Section 6.4, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

        (c)   As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The

Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 6.3(d). Notwithstanding the foregoing provisions of this Section 6.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting; provided that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the Outside Date. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Competing Proposal (whether or not a Superior Proposal).

        (d)   As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval. Notwithstanding the foregoing provisions of this Section 6.4(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than three (3) Business Days prior to the Outside Date.

        (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    Access; Confidentiality.

        (a)   During the Interim Period, to the extent permitted by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall, and the Company and Parent shall cause each of the other Parent Entities and the other Company Entities, respectively, to, afford to the other Parties and to their respective Representatives reasonable access (including for the purpose of coordinating transition planning) during normal business hours and upon reasonable advance notice to all of their and their respective Subsidiaries' respective properties, offices, books, contracts, commitments, personnel and records and to its and its respective Subsidiaries' officers, accountants, manager's employees, counsel and other Representatives, and, during such period, each Party shall reasonably promptly make available to the other Party, subject, in the case of competitively sensitive information, to any "clean-room" arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor the Parent Parties shall be required by this Section 7.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) relating to the consideration, negotiation and performance of this Agreement and related agreements, (B) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or statutory duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Parties will use its reasonable best efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder. Notwithstanding any other provision of this Agreement, each Party agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 7.1 for any competitive or other purpose unrelated to the consummation of the Merger, the other Transactions, the Financing or the Healthcare Properties Sale. Prior to the Effective Time, neither Party shall, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with third parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of the other Party and its Subsidiaries without the prior written consent of the other Party (provided that, for the avoidance of doubt, nothing in this Section 7.1 shall be deemed to restrict any Party and their respective Representatives and Affiliates from contacting such parties in pursuing its own business in the ordinary course).

        (b)   Unless and until the Closing occurs, each of the Parties will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

        (c)   Notwithstanding the foregoing in this Section 7.1, Parent and its Affiliates and Representatives may disclose to the Financing Sources, SNH and their Representatives, and Parent and its Affiliates and Representatives and the Financing Sources, SNH and their Representatives may use, any such information regarding the Company and the Company Subsidiaries and their business, this Agreement, the Transactions and the Healthcare Properties Sale and documents related thereto, and the Company shall, and shall cause each of the other Company Entities to, afford the Financing Sources, SNH and their Representatives access to the Company's and the Company Subsidiaries' properties, offices, books, contracts, commitments, personnel and records and officers, accountants, manager's employees, counsel and other Representatives as described in Section 7.1(a), in each case, in connection with the Financing, any Alternate Financing or other alternative financing in connection with the Transactions or the Healthcare Properties Sale, including as part of the due diligence investigation by (i) the Financing Sources and their Representatives, for preparation of Offering Materials, and during syndication or marketing of the Financing, Alternate Financing or other alternative financing in connection with the Transactions or (ii) SNH and its lenders and Representatives; provided, however, in each case, that the Financing Sources or SNH, as applicable, shall first have entered into customary confidentiality undertakings with respect to such information (which may, in the case of the Financing Sources, include through a notice and deemed undertaking in a form customarily used in Offering Materials).

        Section 7.2    Consents and Approvals.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and the Parent Parties shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement.

        (b)   In connection with and without limiting the foregoing, each of the Parent Parties and the Company shall give (or shall cause the other Parent Entities or the other Company Entities, respectively, to give) any notices to any Person, and each of the Parent Parties and the Company shall use, and cause each of their respective Affiliates to use, its commercially reasonable efforts to obtain any consents from any Person not covered by Section 7.2(a) that are necessary, proper or advisable to consummate the Merger, the other Transactions or the Healthcare Properties Sale. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor the Parent Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, except as set forth in Section 8.2(g), obtaining any approval or consent from any Person pursuant to this Section 7.2(b) shall not be a condition to the obligations of the Parties to consummate the Merger.

        (c)   In connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger or the other Transactions, none of the Parties or any of their Subsidiaries, or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Effective Time. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

        Section 7.3    Notification of Certain Matters; Transaction Litigation.

        (a)   Each Party shall give reasonably prompt notice to the other Party of, and keep the other Party reasonably informed on a current basis with respect to, any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

        (b)   The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or the Parent Parties to provide such prompt notice under this Section 7.3(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

        (c)   Each of the Parties agree to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Entities or the other Parent Entities, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        (d)   The Company shall give prompt notice to Parent of and keep Parent reasonably informed on a current basis with respect to, and the Parent Parties shall give prompt notice to the Company of and keep the Company reasonably informed on a current basis with respect to, any claim, action, suit, charge, demand, inquiry, subpoena, proceeding, arbitration, mediation or other investigation commenced or, to such Party's knowledge, threatened against, relating to or involving such Party or any of the other Company Entities or the other Parent Entities, respectively, which relate to this Agreement, the Merger or the other Transactions. The Company shall give the Parent Parties the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company the opportunity to reasonably participate in (but not control), subject to a customary joint defense agreement, the defense and settlement of any stockholder litigation (including arbitration proceedings) against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        Section 7.4    Publicity.    The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without, to the extent reasonable under the circumstances, consulting the other Party and providing such Party with an opportunity to review and comment upon such press release or other announcement; provided, however, that a Party shall not be required to provide any such review or comment to another Party (i) in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change or (ii) in connection with the Financing or the Healthcare Properties Sale.

        Section 7.5    Directors' and Officers' Insurance and Indemnification.

        (a)   From and after the Effective Time, the Surviving Entity shall honor and comply with, to the fullest extent permissible under applicable Law, the obligations of the Company with respect to indemnification, advancement of expenses and exculpation and related matters, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the "Indemnification Agreements") to individuals who at or prior to the Effective Time were officers, directors or agents of the Company or a Company Subsidiary and covered by such Company Governing Documents or Indemnification Agreements (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including, but not limited to, in connection with the approval of this Agreement and the Transactions.

        (b)   Without limiting the provisions of Section 7.5(a), for a period of six (6) years after the Effective Time, the Surviving Entity shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person's capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined by order of a court, regulatory authority or authorized adjudicating body that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.5 or elsewhere in this Agreement, (i) the Surviving Entity shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of a Covered Person for which indemnification may be sought under this Section 7.5(b) without the Covered Person's prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) the Surviving Entity shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) the Surviving Entity shall not have any obligation hereunder to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

        (c)   For a period of six (6) years after the Effective Time, the articles of organization and limited liability company operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

        (d)   Prior to the Effective Time, the Company shall, in consultation with Parent, obtain and fully pay the premium for the non-cancelable extension of the coverage afforded by the Company's existing directors' and officers' liability insurance policies (the "D&O Insurance"), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from one or more insurance carriers with the same or better credit rating as the Company's current insurance carrier with respect to D&O Insurance with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company's existing policies (true, correct and complete copies of which have been provided to Parent prior to the date hereof) and with limits of liability that are no lower than the limits on the Company's existing policies as long as the premium in the aggregate does not exceed two hundred fifty percent (250%) of the annual aggregate premium(s) under the Company's existing policies.

        (e)   In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, or such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

        (f)    The Covered Persons (and their successors and heirs) are intended third-party beneficiaries of this Section 7.5 and from and after the Effective Time this Section 7.5 shall not be terminated or amended in a manner that is materially adverse to a Covered Person without such Covered Person's consent.

        Section 7.6    Takeover Statutes.    The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

        Section 7.7    Obligations of Merger Sub.    Parent shall take all reasonable action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 7.8    Rule 16b-3.    Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.8.

        Section 7.9    Certain Tax Matters.    Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers' certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither the Parent Parties nor the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 7.10    Financing and Financing Cooperation.

        (a)   Unless, and to the extent, Parent and Merger Sub have sufficient cash from other sources sufficient to consummate the Merger, the Transactions and to pay the Cash Consideration, any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13, all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions and any other related fees and expenses, and for the Refinancing (the "Necessary Financing") (including pursuant to any Alternate Financing or other alternative financing), each of Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the full amount of the Financing (or such portion of the Financing as Parent determines to be necessary, together with cash from other sources (including pursuant to any Alternate Financing or other alternative financing), to satisfy its obligations under Section 5.28(d) and for the Refinancing), on the terms and conditions described in the Commitment Letter (as it may be amended in accordance with the provisions below), after giving effect to the market flex terms in the Redacted Fee Letter, and shall not (without the written consent of the Company) permit any amendment or modification to be made to (other than to amend the Commitment Letter to add lenders, co-agents, lead arrangers or similar entities who have not executed the Commitment Letter as of the date hereof or to reassign titles), or any waiver of any provision or remedy under, the Commitment Letter or the Redacted Fee Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (taking into account any Alternate Financing or other alternative financing and any cash from other sources) such that Parent or Merger Sub would be unable to pay (A) the Cash Consideration, (B) any cash in lieu of fractional Parent Common Shares pursuant to Section 3.13 and (C) all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions, the funding of the Financing on the Closing Date and any other related fees and expenses) or (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, or (B) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, other than a waiver of any closing conditions by the lead arrangers, lenders or agents or (C) relieve any Financing Source of any of its funding commitments under the Commitment Letter without replacement thereof as provided below; provided that Parent shall have the right to substitute other financing for all or any portion of the Financing from the same and/or alternative financing sources and to replace any Financing Sources with any other financing sources and in connection therewith relieve any such replaced Financing Source of all or a portion of its funding commitments under the Commitment Letter; provided, further, that such substitution shall only be permitted if (1) the terms thereof would not be reasonably expected to materially delay or prevent the Closing or make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur and (2) the conditions to the Financing set forth in the Commitment Letter would not be expanded or modified in a manner that would reasonably be expected to materially delay or prevent the Closing. Any reference in this Agreement to (I) "Financing" shall include the financing contemplated by the Commitment Letter as amended or modified in compliance with this Section 7.10(a) and (II) "Commitment Letter," and "Redacted Fee Letter" shall include such documents as amended or modified in compliance with this Section 7.10(a).

        (b)   Unless, and to the extent, Parent and Merger Sub have sufficient cash from other sources available to satisfy their obligations under Section 5.28(d) and for the Refinancing (including pursuant to any Alternate Financing or other alternative financing), each of Parent and Merger Sub shall use its commercially reasonable efforts to (i) maintain in effect, and enforce its rights under, the Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter, including the market flex provisions in the Redacted Fee Letter and (iii) satisfy (or obtain the waiver of) all conditions within Parent and Merger Sub's control to funding contained in the Commitment Letter and consummate the Financing at or prior to the Closing. Parent and Merger Sub shall inform the Company on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice after becoming aware of (A) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Commitment Letter or any definitive agreement related thereto, (B) any termination of the Financing contemplated by the Commitment Letter and/or (C) the implementation of any of the flex provisions in order to effect all or any portion of the Financing, if such flex provisions would be reasonably expected to prevent or materially delay the Closing.

        (c)   If, notwithstanding the use of commercially reasonable efforts by Parent to satisfy its obligations under Section 7.10(a) and Section 7.10(b), the Commitment Letter shall expire or be terminated or modified in a manner materially adverse to Parent so as to materially delay or prevent the Closing, for any reason and in whole or in part, prior to the Closing (including as a result of a breach or repudiation), or if any portion of the Financing becomes unavailable (and such portion is necessary for Parent to obtain the Necessary Financing on the terms and conditions contemplated in the Commitment Letter (other than as a result of obtaining substitute debt financing in accordance with Section 7.10(a)) or unless, and to the extent, Parent has sufficient cash from other sources available to satisfy the Necessary Financing (including pursuant to any Alternate Financing or other alternative financing), Parent shall use its commercially reasonable efforts to arrange promptly to obtain alternative financing from alternative sources on terms (including, without limitation, as it relates to economic provisions and the payment of fees, compensation and expenses and any flex provisions contained therein) and in an amount such that the aggregate funds together with other financial resources of Parent and Merger Sub, including any remaining portion of the Financing and any alternative financing, any proceeds from the Healthcare Properties Sale and any other cash on hand and marketable securities of Parent and Merger Sub that would be available to Parent and Merger Sub at the Closing will be sufficient for Parent and Merger Sub to obtain the Necessary Financing (the "Alternate Financing") and to obtain a new financing commitment letter with respect to such Alternate Financing (the "New Commitment Letter"), which shall replace the existing Commitment Letter to the extent such Alternate Financing replaces the Financing. Parent shall promptly notify the Company of such expiration, termination or unavailability referred to in the first sentence of this Section 7.10(c) and the reason therefor, and shall provide a true, correct and complete copy of such New Commitment Letter to the Company (which may include redactions as specified therein). In the event any New Commitment Letter is obtained, (i) any reference in this Agreement to the "Financing" shall mean the financing contemplated by the Commitment Letter as such reference is modified pursuant to clause (ii) below (and include, if applicable, any debt securities issued in lieu of any such financing), (ii) any reference in this Agreement to the "Commitment Letter" shall be deemed to include the Commitment Letter to the extent that it is not superseded by a New Commitment Letter at the time in question and, to the extent so superseded, the New Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to "Redacted Fee Letter" shall be deemed to include any fee or other letter relating to the Commitment Letter that is not superseded by a New Commitment Letter at the time in question and the New Commitment Letter to the extent then in effect.

        (d)   The Company agrees to, and to cause the Company Subsidiaries to, and to use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent and the Financing Sources in connection with the Financing, including: (i) furnishing to Parent and the Financing Sources as promptly as practicable the Required Information and periodically updating the Required Information so that it is complete and correct in all material respects and does not include an untrue statement of a material fact or omit to state a fact necessary to make the statements, in the light of the circumstances under which they were made, not misleading; (ii) using commercially reasonable efforts to provide information relevant to, or reasonably requested by Parent and the Financing Sources for, the preparation of private and public customary confidential information memoranda for the bank facilities, private placement memoranda, registration statements, prospectuses and supplements thereto, and offering documents for a customary securities offering (collectively, the "Offering Materials") and roadshows and other customary marketing materials to be used in connection with the Financing reasonably deemed necessary by the lead arrangers or book runners of the Financing to complete a successful syndication or offering pursuant to the terms of the Commitment Letter or otherwise in connection with the Financing, including customary authorization letters that confirm that the public version of the bank confidential information memorandum does not include any material non-public information with respect to the Company and the Company Subsidiaries, and participating (including participation by senior management, Representatives and advisors of the Company and the Company Subsidiaries) in due diligence sessions and informational meetings with Parent, the Financing Sources (including potential lenders) and their respective Representatives related to the Financing; (iii) causing the Company's and the Company Subsidiaries' (as applicable) independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary "comfort letters" (including customary "negative assurances" and pro forma financial statement comfort) and customary assistance with the due diligence activities of Parent and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings, and causing the Company's and the Company Subsidiaries' legal counsel to provide customary assistance with the due diligence activities of Parent and the Financing Sources, including providing customary legal opinions on the Closing Date in connection with the Financing; (iv) ensuring that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries; (v) taking all actions and providing information related to the Company that is reasonably available to it to assist Parent in the preparation of any credit agreement, indentures, underwriting agreements, purchase agreements, registration rights agreements, currency or interest hedging arrangements, other definitive financing documents (including joinders thereto), officer's certificates, legal opinions, Lien searches, resolutions, customary closing documents, or other certificates or documents with respect to the Financing as may be reasonably requested by Parent; (vi) delivery to Parent and the Financing Sources as promptly as reasonably practicable of all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the USA Patriot Act; (vii) facilitating the consummation of the Financing to the extent within the control of the Company and the Company Subsidiaries, and taking all corporate actions reasonably requested by Parent or Merger Sub to permit the consummation of the Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent in the Financing set forth in the Commitment Letter or as otherwise reasonably requested by Parent or Merger Sub; (viii) taking all actions as may be required or reasonably requested by Parent or the Financing Sources in connection with the Refinancing, including delivery to Parent and the Financing Sources of the Payoff Letters and (ix) using commercially reasonable efforts to assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the facilities contemplated by the Commitment Letter and any debt securities offered in connection therewith from Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's"), respectively, and public ratings for any of the facilities and any debt securities issued in connection with the Financing from each of S&P and Moody's. The Company hereby consents to the use of all of its and the Company Subsidiaries' logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources, and that Parent, its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, until the Closing Date, none of the Company, any of the Company Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 7.10(d) to (A) pay any commitment or other fee in connection with any proposed Financing, (B) enter into any definitive agreement, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, related to any proposed Financing that will be effective at any time before the Closing Date, to the extent not specifically provided in this Section 7.10(d) or Section 7.10(e), (C) unless promptly reimbursed by Parent upon written request of the Company, incur any other out of pocket expenses (other than immaterial incidental expenses) in connection with the Financing, (D) except as expressly provided in this Agreement, take any corporate actions prior to the Closing to permit or facilitate the consummation of the Financing or (E) take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company and the Company Subsidiaries. Parent shall (1) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any Company Subsidiary in connection with providing the assistance contemplated by this Section 7.10(d) and (2) indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing and any information used in connection therewith (other than information provided in writing by the Company or any Company Subsidiary) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at Parent's request pursuant to this Section 7.10(d), except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company's any Company Subsidiary's or their respective Representatives' fraud, gross negligence or willful misconduct.

        (e)   The Company shall use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Existing Credit Agreement, repayment in full of all obligations in respect of Indebtedness under the Existing Credit Agreement and release of any Liens and guarantees in connection therewith on the Closing Date (the "Refinancing"). In furtherance and not in limitation of the foregoing, the Company shall use reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the Closing Date customary payoff letters with respect to the Existing Credit Agreement (the "Payoff Letters" and each, a "Payoff Letter"), in substantially final form and in form and substance reasonably acceptable to Parent from all financial institutions and other Persons to which such Indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company Entities securing such Indebtedness and any other obligations secured thereby, shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the Closing be released and terminated.

        (f)    The Company agrees to, and to cause the Company Subsidiaries to, use its and their reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Healthcare Properties Sale, including without limitation (i) taking all actions and providing information related to the Healthcare Properties that is reasonably available to it to assist SNH in the preparation of any financing documents, officer's certificates, legal opinions, Lien searches, resolutions, customary closing documents or other certificates or documents with respect to the Healthcare Properties Sale as may be reasonably requested by Parent; (ii) facilitating the consummation of the Healthcare Properties Sale to the extent within the control of the Company and the Company Subsidiaries, and taking all corporate actions reasonably requested by

Parent or Merger Sub to permit the consummation of the Healthcare Properties Sale, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to such sale set forth in the agreement for the Healthcare Properties Sale or as otherwise reasonably requested by Parent or Merger Sub. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent, SNH and their respective Affiliates may share customary projections with respect to the Healthcare Properties with SNH and its lenders and Representatives. Parent shall (A) promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any Company Subsidiary in connection with providing the assistance contemplated by this Section 7.10(f) and (B) indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys' fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the foregoing and any information used in connection therewith (other than information provided in writing by the Company or any Company Subsidiary) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at Parent's request pursuant to this Section 7.10(f), except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company's, any Company Subsidiary's or their respective Representatives' fraud, gross negligence or willful misconduct.

        Section 7.11    Termination of Company DRIP and Company Share Redemption Program.

        (a)   The Company shall (i) take such actions as may be required to terminate the Company DRIP effective immediately prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are purchased or issued pursuant to the Company DRIP during the Interim Period and (iii) ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

        (b)   The Company shall (i) take such actions as may be required to terminate the Company Share Redemption Program effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are repurchased by Company pursuant to the Company Share Redemption Program during the Interim Period, except as expressly permitted by this Agreement and (iii) ensure that no redemption or other rights under the Company Share Redemption Program enable the holder of such rights to cause Parent or any Parent Subsidiary to redeem Parent Common Shares issued in connection with the Merger as a result of such redemption or other rights at or after the Effective Time.

        Section 7.12    Name Changes.    At or as soon as reasonably practicable after the Closing, the Surviving Entity shall use commercially reasonable efforts to change the name of each Company Subsidiary to remove the word "Cole" from such Company Subsidiary's name.

        Section 7.13    Non-Member Manager Removal.    At or as soon as reasonably practicable after the Closing, the Parties agree to cooperate in good faith to replace the Company Advisor or its applicable Affiliate as the non-member manager and springing member of the Company Subsidiaries, each as listed on Section 7.13 of the Company Disclosure Letter, effective as of the Effective Time.

 ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 8.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each Party to effect the Merger and to consummate the other Transactions shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived (in writing) in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

        (a)    Stockholder Approvals.    Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Shareholder Approval.

        (b)    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction applicable to the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other Transactions or the issuance of the Parent Common Shares in the Merger.

        (c)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

        (d)    New York Stock Exchange Listing.    The Parent Common Shares to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

        Section 8.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and to consummate the other Transactions also are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Parent, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization) (except for the first two sentences of Section 4.2(a)), Section 4.3 (Authorization; Validity of Agreement; Company Action), Section 4.8(b) (Material Adverse Effect), Section 4.14 (Investment Company Act), Section 4.20 (Opinion of Financial Advisor), Section 4.26 (Brokers; Expenses), Section 4.27 (Takeover Statutes) and Section 4.28 (Vote Required) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), (ii) the representations and warranties set forth in the first two sentences of Section 4.2(a) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article IV) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article IV), individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

        (c)    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

        (d)    Delivery of Certificate.    Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

        (e)    Tax Opinion.    The Company shall have received and delivered to Parent a tax opinion of Morris, Manning & Martin, LLP, counsel to the Company, on which Parent shall be entitled to rely, dated as of the Closing Date and in the form of Exhibit C attached hereto, to the effect that commencing with the Company's taxable year ended December 31, 2011, (i) the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company's actual method of operation has enabled the Company to meet the requirements for qualification and taxation as a REIT under the Code (A) for each of its taxable years commencing with its taxable year ended December 31, 2011 and through its most recently completed taxable year and (B) from the end of its most recently completed taxable year through the Effective Time. Such opinion shall be subject to customary exceptions, assumptions, and qualifications and based on representations contained in the Company Tax Representation Letter, it being understood that Parent shall have the right to reasonably comment on these assumptions and representations and include therein facts and information obtained by Parent during its due diligence.

        (f)    Section 368 Opinion.    Parent shall have received the written opinion of its counsel, Sullivan & Worcester LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Worcester LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

        (g)    Consents.    All consents described in Section 8.2(g) of the Company Disclosure Letter shall have been obtained on terms reasonably satisfactory to Parent.

        Section 8.3    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger and to consummate the other Transactions also are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by the Company, on or prior to the Closing Date, of each of the following additional conditions:

        (a)    Representations and Warranties.    (i) The representations and warranties of the Parent Parties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.2 (Capitalization), Section 5.3 (Authorization; Validity of Agreement; Parent and Merger Sub Action), Section 5.8(b) (Material Adverse Effect), Section 5.14 (Investment Company Act), Section 5.20 (Opinion of Financial Advisor), Section 5.25 (Brokers and Expenses), Section 5.26 (Takeover Statutes) and Section 5.27 (Vote Required) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on or as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (ii) each of the other representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in Article V) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in Article V), individually or in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Effective Time.

        (c)    No Material Adverse Effect.    Since the date hereof, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

        (d)    Delivery of Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its chief executive officer and chief financial officer on behalf of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

        (e)    Tax Opinion.    Parent shall have received and delivered to the Company a tax opinion of Sullivan & Worcester LLP, special counsel to Parent, on which the Company shall be entitled to rely, dated as of the Closing Date and in the form of Exhibit D attached hereto, to the effect that commencing with Parent's taxable year ended December 31, 2012, (i) Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (ii) Parent's actual method of operation has enabled Parent to meet the requirements for qualification and taxation as a REIT under the Code (A) for each of its taxable years commencing with its taxable year ended December 31, 2012 and through its most recently completed taxable year and (B) from the end of its most recently completed taxable year through the Effective Time and (iii) Parent's proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code after the Effective Time. Such opinion shall be subject to customary exceptions, assumptions, and qualifications and based on representations contained in the Parent Tax Representation Letter, it being understood that the Company shall have the right to reasonably comment on these assumptions and representations and include therein facts and information obtained by the Company during its due diligence.

        (f)    Section 368 Opinion.    The Company shall have received the written opinion of its counsel, Morris, Manning & Martin, LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, although not free from doubt, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Morris, Manning & Martin, LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

 ARTICLE IX

TERMINATION

        Section 9.1    Termination.    This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval (except as otherwise expressly noted), as follows:

        (a)   by mutual written agreement of each of Parent and the Company; or

        (b)   by either Parent or the Company, if:

            (i)  the Effective Time shall not have occurred on or before the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

           (ii)  any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree or ruling or other action shall have become final and non-appealable; or

          (iii)  the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) at which the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company's failure to perform any of its obligations under this Agreement; or

          (iv)  the Parent Shareholder Approval shall not have been obtained at a duly held Parent Shareholder Meeting (including any adjournment or postponement thereof) at which the issuance of Parent Common Shares in connection with the Merger has been voted upon, provided that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent if the failure to obtain such Parent Shareholder Approval was primarily due to any Parent Party's failure to perform any of its obligations under this Agreement; or

        (c)   by the Company:

            (i)  if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Parent Parties within twenty (20) days of receipt by Parent of written notice of such breach or failure from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.2(a) or Section 8.2(b) could not then be satisfied; or

           (ii)  at any time prior to the receipt of the Company Stockholder Approval in order to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 6.3(d) that was not the result of a breach by the Company of Section 6.3; provided that the Company, prior to or concurrently with such termination, pays the Parent Termination Payment in accordance with Section 9.3.

        (d)   by Parent:

            (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if any Parent Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 8.3(a) or Section 8.3(b) could not then be satisfied; or

           (ii)  prior to the receipt of the Company Stockholder Approval, in the event that (A) the Company Board shall have made an Adverse Recommendation Change, (B) following the disclosure or announcement of a Competing Proposal with respect to the Company (other than a tender offer or exchange offer described in clause (C) below), the Company Board shall have failed to reaffirm publicly the Company Board Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (C) a tender offer or exchange offer is commenced that would, if consummated, constitute a Competing Proposal with respect to the Company and the Company Board shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), (D) the Company Board publicly announces an intention to take any of the foregoing actions in clauses (A)-(C), or (E) the Company shall have breached its obligations under Section 6.3 or its obligations pursuant to the third sentence of Section 6.4(c), in each case in any material respect.

        Section 9.2    Effect of Termination.    In the event that this Agreement is terminated and the Merger and the other Transactions are abandoned pursuant to Section 9.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the other Company Entities, the other Parent Entities or any of the Company's or Parent's respective Representatives), and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages resulting from or arising out of any fraud or a willful breach and (b) the Company Confidentiality Agreement, the Parent Confidentiality Agreement, this Section 9.2, Section 9.3, Article X and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Entity or other Person to which they were made.

        Section 9.3    Termination Payments.

        (a)   If, but only if, this Agreement is terminated:

            (i)  by either the Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(d)(i) and (A) in the case of a termination pursuant to Section 9.1(b)(i), the Parent Shareholder Approval shall have been obtained and the Company Stockholder Approval shall not have been obtained prior to such termination, and (B) in any such case, (1) after the date of this Agreement, a Competing Proposal shall have been made to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal with respect to the Company (and such Competing Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination) and (2) the Company, within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent, the Parent Termination Payment by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to "fifteen percent (15%)" in the definition of Competing Proposal shall be deemed to be references to "fifty percent (50%)"; or

           (ii)  by either the Company or Parent pursuant to Section 9.1(b)(iii), and (A) after the date of this Agreement, a Competing Proposal shall have been made to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal with respect to the Company (and such Competing Proposal or publicly announced intention shall not have been publicly withdrawn without qualification before such termination), and (B) the Company, within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, a Competing Proposal, then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment by wire transfer of same day funds to an account designated by Parent, not later than the consummation of such transaction arising from such Competing Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to "fifteen percent (15%)" in the definition of Competing Proposal shall be deemed to be references to "fifty percent (50%)"; or

          (iii)  by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment, by wire transfer of same day funds to an account designated by Parent, prior to or concurrently with such termination; or

          (iv)  by Parent pursuant to Section 9.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Parent Termination Payment, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination; or

           (v)  by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay, or cause to be paid, to Parent the Parent Expense Amount, by wire transfer of same day funds to an account designated by Parent, (A) concurrently with such termination (in the case of termination by the Company) or (B) within two (2) Business Days of such termination (in the case of termination by Parent); or

          (vi)  by Parent or the Company pursuant to Section 9.1(b)(iv), then Parent shall pay, or cause to be paid, to the Company the Company Expense Amount, by wire transfer of same day funds to an account designated by the Company, (A) concurrently with such termination (in the case of termination by Parent) or (B) within two (2) Business Days of such termination (in the case of termination by the Company.

        (b)   Notwithstanding anything to the contrary set forth in Section 9.3(a), the Parties agree that:

            (i)  under no circumstances shall the Company be required to pay the Parent Termination Payment or the Parent Expense Amount, or Parent be required to pay the Company Expense Amount, earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the Party entitled to payment;

           (ii)  under no circumstances shall the Company be required to pay the Parent Termination Payment on more than one occasion;

          (iii)  under no circumstances shall the Company be required to pay the Parent Expense Amount on more than one occasion; and

          (iv)  under no circumstances shall Parent be required to pay the Company Expense Amount on more than one occasion.

        (c)   Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the Parent Termination Payment is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without this agreement, the Parties would not enter into this Agreement. If the Company or Parent fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such other Party shall pay the prevailing Party its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

        (d)

            (i)  If the Company (the "Termination Payor") is required to pay Parent (the "Termination Payee") the Parent Termination Payment such payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with Section 9.3(d)(ii). The amount payable to the Termination Payee in any tax year of the Termination Payee shall not exceed the lesser of (A) the Parent Termination Payment payable to the Termination Payee, and (B) the sum of (1) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code ("Qualifying Income") and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee's independent accountants, plus (2) in the event the Termination Payee receives either (x) a letter from the Termination Payee's counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Termination Payee's outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Parent Termination Payment less the amount payable under clause (1) above.

           (ii)  To secure the Termination Payor's obligation to pay the Parent Termination Payment, the Termination Payor shall deposit into escrow an amount in cash equal to the Parent Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of the Parent Termination Payment pursuant to this Section 9.3(d) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 9.3 by wire transfer. The escrow agreement shall provide that the Parent Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee's independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee's counsel indicating that (1) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of the Parent Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (2) the Termination Payee's outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of the Parent Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 9.3(d) at the reasonable request of the Termination Payee in order to (y) maximize the portion of the Parent Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (z) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 9.3(d). Any amount of the Parent Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d).

ARTICLE X

MISCELLANEOUS

        Section 10.1    Amendment and Modification; Extension and Waiver.

        (a)   Subject to compliance with applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by mutual written agreement of the Parties at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall not be any amendment, modification or supplement of this Agreement, which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or shareholders of Parent without such further approval of such stockholders or shareholders; provided, further, that no amendment shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in this Section 10.1(a), Section 10.7(b), Section 10.9(c), Section 10.10 and Section 10.12(d).

        (b)   At any time prior to the Effective Time, subject to applicable Law, any Party may (i) extend the time for the performance of any obligation or other act of any other Party, (ii) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (iii) subject to the proviso of Section 10.1(a), waive compliance with any agreement or condition contained herein. Except as required by applicable Law, no waiver of this Agreement shall require approval of the stockholders of the Company or the shareholders of Parent. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 10.2    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

        Section 10.3    Expenses.    Except as otherwise provided in this Agreement, (a) Parent shall pay or shall reimburse the Company for all Expenses incurred by the Company (other than fees of attorneys, accountants and advisors) in connection with printing and filing the Form S-4 and printing, filing and mailing the Joint Proxy Statement and all SEC filing fees incurred in connection with the Joint Proxy Statement, (b) Parent shall be responsible for the fees and expenses of the Exchange Agent and (c) all other Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. For the avoidance of doubt, Expenses paid or reimbursed by a Party in accordance with this Section 10.3 shall be Expenses of that Party for purposes of Article IX.

        Section 10.4    Transfer Taxes.    Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, "Transfer Taxes"), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes.

        Section 10.5    Notices.    Except for any notice that is specifically required by the terms of this Agreement to be delivered orally, any notice, request, claim, demand and other communication hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if personally delivered to an authorized representative of the recipient, when actually delivered to such authorized representative; (b) if sent by facsimile transmission (providing confirmation of transmission), when transmitted, or if sent by e-mail of a pdf attachment, upon acknowledgement of receipt of such notice by the intended recipient (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (in the time zone of the recipient) or any day other than a Business Day shall be deemed to have been received at 9:00 a.m. on the next Business Day); (c) if sent by reliable overnight delivery service (such as DHL or Federal Express) with proof of service, upon receipt of proof of delivery; and (d) if sent by certified or registered mail (return receipt requested and first-class postage prepaid), upon receipt; provided, in each case, such notice, request, claim, demand or other communication is addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

if to Parent or Merger Sub, to:
Select Income REIT Two Newton Place 255 Washington Street Suite 300 Newton, Massachusetts 02458-1634
Attention:	David M. Blackman
Facsimile:	(617) 796-8267
E-mail:	dblackman@sirreit.com

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116
Attention:	Margaret R. Cohen
Facsimile:	(617) 305-4859
E-mail:	margaret.cohen@skadden.com
and
if to the Company, to:
American Realty Capital Properties, Inc. 405 Park Avenue 15th Floor New York, NY 10022
Attention:	Richard A. Silfen
Facsimile:	(215) 887-2585
E-mail:	rsilfen@arcpreit.com
with copies to:
Morris, Manning & Martin, LLP 3343 Peachtree Road, NE Suite 1600 Atlanta, Georgia 30326
Attention:	Lauren B. Prevost, Esq.
Facsimile:	(404) 365-9532
E-mail:	lprevost@mmmlaw.com

        Section 10.6    Counterparts.    This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

        Section 10.7    Entire Agreement; Third-Party Beneficiaries.

        (a)   This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and the instruments referred to herein), the Company Confidentiality Agreement, the Parent Confidentiality Agreement and any agreements entered into contemporaneously herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

        (b)   Except as provided in Section 7.5, neither this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter, the exhibits hereto and the documents and the instruments referred to herein), nor the Company Confidentiality Agreement and the Parent Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the provisions of Section 10.1(a), this Section 10.7(b), Section 10.9(c), Section 10.10 and Section 10.12(d), are for the benefit of and may be enforced by the Financing Sources.

        (c)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.1 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions, taken as a whole, are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 10.9    Governing Law; Jurisdiction.

        (a)   This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

        (b)   All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such action or proceeding except in such courts, (iii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

        (c)   Notwithstanding anything in preceding clause (b) to the contrary, and without limiting anything set forth in Section 10.12(d), each of the Parties agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), including any dispute arising out of or relating in any way to the Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The Parties further agree that all of the provisions of Section 10.10 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 10.9(c).

        Section 10.10    Waiver of Jury Trial.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

        Section 10.11    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 10.12    Enforcement; Remedies.

        (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        (b)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.12, including the limitations set forth in Section 10.12(c), it is agreed that prior to the termination of this Agreement pursuant to Article IX, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

        (c)   The Parties' right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.12. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.12.

        (d)   Notwithstanding anything to the contrary contained herein, the Company agrees, on its own behalf and on behalf of the Company Subsidiaries and its and their Affiliates, (i) that none of the Arranger or any of the Lenders (as each such term is defined in the Commitment Letter) nor any other lenders, agents, arrangers or other debt financing sources under the Commitment Letter or any other Financing Sources or any of their respective Affiliates, successors or assigns shall have any liability or obligation to the Company Entities or any of their respective Affiliates and Subsidiaries (collectively, the "Seller Parties"), (ii) none of the Seller Parties shall have any rights or claims against the Arranger or any Lender (as each such term is defined in the Commitment Letter) or any other Financing Sources or any of their respective Affiliates in their respective capacities as arrangers, agents, lenders, underwriters or purchasers in connection with the debt financing contemplated by the Commitment Letter or any other Financing, (iii) none of the Seller Parties shall bring, join, support or cooperate with (or assist in bringing or supporting) any claim, action, suit or dispute against the Arranger, the Lenders (as each such term is defined in the Commitment Letter) or any other lenders, agents, arrangers or other Financing Sources, in each case, relating to this Agreement or any of the transactions contemplated herein (including the Commitment Letter) and (iv) the Arranger and the Lenders (as each such term is defined in the Commitment Letter) and other Financing Sources shall be third-party beneficiaries of the restrictions on the remedies of the Cole Corporate Income Trust, Inc. Entities set forth in Section 10.7(b).

        Section 10.13    Non-liability of Trustees of Parent.    The Parent Charter, as filed with SDAT, provides (a) that no current or former trustee or officer of Parent shall be liable to Parent or to any shareholder for money damages and (b) that no shareholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of Parent by reason of his or her being a shareholder of Parent. All Persons dealing with Parent in any way shall look only to the assets of Parent for the payment of any sum or the performance of any obligation.

        Section 10.14    Non-liability of Directors of the Company.    The Company Charter, as filed with SDAT, provides (a) that no director or officer of the Company shall be liable to the Company or to any stockholder for money damages and (b) that no stockholder shall be personally liable in tort, contract or otherwise, in connection with the assets or the affairs of the Company by reason of his or her being a stockholder of the Company. All Persons dealing with the Company in any way shall look only to the assets of the Company for the payment of any sum or the performance of any obligation.

        Section 10.15    Tax Advice.    Neither Parent, Merger Sub or their respective advisors, on the one hand, nor the Company or their respective advisors, on the other hand, make any representations or warranties to the other regarding the Tax treatment of the Merger or any other Transaction, except as explicitly stated in this Agreement; and each of the Parties acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELECT INCOME REIT
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Title:	President and Chief Operating Officer
SC MERGER SUB LLC
By:	/s/ DAVID M. BLACKMAN
Name:	David M. Blackman
Title:	President
COLE CORPORATE INCOME TRUST, INC.,
By:	/s/ D. KIRK MCALLASTER, JR.
Name:	D. Kirk McAllaster, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

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  Exhibit 2.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III TREATMENT OF SECURITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE IX TERMINATION
ARTICLE X MISCELLANEOUS